                                                Filed pursuant to Rule 424(b)(5)
                                                    Registration No. 33-29879-01
Prospectus Supplement
(To Prospectus dated September 24, 1997)

     [LOGO]
First Industrial, L.P.
$300,000,000
MEDIUM-TERM NOTES
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

First Industrial, L.P. (the "Operating Partnership") may offer from time to time up to $300,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes Due Nine Months or more from the Date of Issue (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Operating Partnership of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Operating Partnership or repayment at the option of the holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, as specified in the applicable Pricing Supplement. In addition, each Note may be denominated and/or payable in United States dollars or a foreign or composite currency ("Foreign Currency Notes"), as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, Notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and will be payable in arrears as specified in the applicable Pricing Supplement and on the Maturity Date. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate. See "Description of Notes."

The interest rate, or formula for the determination of the interest rate, applicable to each Note and the other variable terms thereof will be established by the Operating Partnership on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formulas and other terms of Notes are subject to change by the Operating Partnership, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Operating Partnership.

Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or in certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully-registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of DTC or DTC's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to its participants) and DTC's participants (with respect to beneficial owners).

See "Risk Factors" on page S-3 for a discussion of certain risks that should be considered in connection with an investment in the Notes offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                               Agents' discounts
                                                                  Price to     and                   Proceeds to Operating
                                                                  public(1)    commissions(1)(2)     Partnership(1)(3)
Per Note                                                          100%                 .125%-.750%   99.875%-99.250%
Total(4)                                                          $300,000,000 $375,000-$2,250,000   $299,625,000-$297,750,000

(1) J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc. and UBS Securities LLC (the "Agents"), individually or in a syndicate, may purchase the Notes, as principal, from the Operating Partnership, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent, or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Operating Partnership and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. If the Operating Partnership issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement. The Operating Partnership will pay a commission to the applicable Agent, ranging from .125% to .750% of the principal amount of any Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Operating Partnership and such Agent at the time of such sale. See "Supplemental Plan of Distribution."

(2) The Operating Partnership has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Supplemental Plan of Distribution."

(3) Before deducting expenses payable by the Operating Partnership estimated at $1,150,000.

(4) Or the equivalent thereof in one or more foreign or composite currencies.

The Notes are being offered on a continuous basis by the Operating Partnership to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes or that there will be liquidity in such market if one develops. The Operating Partnership reserves the right to cancel or modify the offer made hereby without notice. The Operating Partnership or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Supplemental Plan of Distribution."

J.P. Morgan & Co.
                          Donaldson, Lufkin & Jenrette
      Securities Corporation
                                                             Merrill Lynch & Co.

First Chicago Capital Markets, Inc.                               UBS Securities

October 28, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

    NO DEALER, SALESPERSON, OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OFFERED HEREBY AND THEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH NOTES IN ANY JURISDICTION BY ANY PERSONS NOT AUTHORIZED OR QUALIFIED TO MAKE SUCH OFFER OR SOLICITATION OR TO ANY PERSONS TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Forward-Looking Information................................................................................        S-3
Risk Factors...............................................................................................        S-3
Description of Notes.......................................................................................        S-6
Special Provisions Relating to Foreign Currency Notes......................................................       S-25
Certain United States Federal Income Tax Considerations....................................................       S-27
Supplemental Plan of Distribution..........................................................................       S-35
Legal Matters..............................................................................................       S-36

                                                      PROSPECTUS

Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          2
The Company and the Operating Partnership..................................................................          4
Risk Factors...............................................................................................          4
Use of Proceeds............................................................................................          9
Ratio of Earnings to Fixed Charges.........................................................................          9
Description of Debt Securities.............................................................................         10
Description of Preferred Stock.............................................................................         21
Description of Depositary Shares...........................................................................         27
Description of Common Stock................................................................................         31
Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws..................         32
Restrictions on Transfers of Capital Stock.................................................................         35
Policies with Respect to Certain Activities of the Operating Partnership...................................         35
Properties of the Operating Partnership and the Other Real Estate Partnerships.............................         38
Federal Income Tax Considerations..........................................................................         40
Plan of Distribution.......................................................................................         43
Legal Matters..............................................................................................         44
Experts....................................................................................................         44
First Industrial, L.P. and Contributing Businesses and Other Real Estate Partnerships -- Index to Financial
  Statements and Other Information.........................................................................        F-1

                          FORWARD-LOOKING INFORMATION

    This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Operating Partnership intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company (as hereinafter defined)), the Operating Partnership and the Other Real Estate Partnerships (as hereinafter defined) are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Operating Partnership's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Operating Partnership include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs (as hereinafter defined), availability of capital, interest rates, competition, supply and demand for industrial properties in the Operating Partnership's and the Other Real Estate Partnerships' current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties, together with those stated under the caption "Risk Factors" in the accompanying Prospectus, should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                                  RISK FACTORS

    THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN OR DETERMINED BY REFERENCE TO A CURRENCY OR COMPOSITE CURRENCY OTHER THAN UNITED STATES DOLLARS OR TO ONE OR MORE INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAE. THE OPERATING PARTNERSHIP AND THE AGENTS DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THEY CHANGE FROM TIME TO TIME. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED OR PAYABLE IN OR DETERMINED BY REFERENCE TO A CURRENCY OR COMPOSITE CURRENCY OTHER THAN UNITED STATES DOLLARS OR TO ONE OR MORE INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAE. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS OR TRANSACTIONS INVOLVING THE APPLICABLE INTEREST RATE INDEX OR CURRENCY INDEX OR OTHER INDICES OR FORMULAE.

STRUCTURE RISKS

    An investment in Notes indexed, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices or formulae, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that any such index or formula may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Operating Partnership at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the Maturity Date (as defined below). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Operating Partnership has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulae will be magnified. In recent years, values of certain indices and formulae have been highly volatile and such volatility may continue or increase in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

    The secondary market for Notes will be affected by a number of factors independent of the creditworthiness of the Operating Partnership and the value of the applicable index or indices or formula or formulae, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield.

    Any optional redemption feature of Notes might affect the market value of such Notes. Since the Operating Partnership may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

    The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of such market if one develops. See "Supplemental Plan of Distribution."

    No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of Notes will fluctuate over time and that such fluctuations may be significant.

CREDIT RATINGS

    The credit ratings assigned to the Operating Partnership's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Foreign Currency Notes (as defined below) entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the applicable foreign currency or composite currency and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Operating Partnership has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies or composite currencies have been highly volatile and such volatility may continue or increase in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the foreign currency or composite currency in which a Foreign Currency Note is payable against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

    Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest on, a Foreign Currency Note is due, which could affect exchange rates, as well as the availability of the foreign currency or composite currency in which such payment is to be made on such date. Even if there are no exchange controls, it is possible that the foreign currency or composite currency in which a payment in respect of any particular Foreign Currency Note is to be made would not be available on the applicable payment date due to other circumstances beyond the reasonable control of the Operating Partnership. In such cases, the Operating Partnership will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency."

                              DESCRIPTION OF NOTES

    The Notes will be issued as a series of Debt Securities (as defined in the accompanying Prospectus) under an Indenture, dated as of May 13, 1997, as amended, supplemented or modified from time to time (the "Indenture"), between the Operating Partnership and First Trust National Association, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Indenture Debt Securities" as used in this Prospectus Supplement, refers to all Debt Securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

    The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

    The Notes will be direct, senior unsecured obligations of the Operating Partnership and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will not be obligations of the Company (as defined in the accompanying Prospectus) or any of the Other Real Estate Partnerships (as defined in the accompanying Prospectus). The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to indebtedness and other liabilities the Other Real Estate Partnerships and any subsidiaries the Operating Partnership may have from time to time. Accordingly, such prior indebtedness will have to be satisfied in full before Holders of the Notes (the "Holders") will be able to realize any value from encumbered or indirectly held properties.

    As of June 30, 1997, the Operating Partnership had $453.8 million of indebtedness (of which $49.7 million is secured by 23 of the Operating Partnership's properties), and, in addition to a defeased mortgage loan, the Other Real Estate Partnerships had an aggregate of $46.4 million of mortgage indebtedness outstanding.

    The Indenture does not limit the aggregate initial offering price of Indenture Debt Securities that may be issued thereunder and Indenture Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Operating Partnership for each series. The Operating Partnership may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Indenture Debt Securities under the Indenture in addition to the $300 million aggregate initial offering price of Notes offered hereby.

    The Notes are currently limited to up to $300.0 million aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Special Provisions Relating to Foreign Currency Notes-- Payment of Principal, Premium, if any, and Interest." The currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency." References herein to "United States dollars," "U.S. dollars" and "U.S. $" are to the lawful currency of the United States of America (the "United States").

    Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each applicable Agent is prepared to arrange for the conversion of United States dollars into the applicable Specified Currency to enable the purchaser to pay for the related Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as defined below) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each such conversion will be made by an Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

    Interest rates offered by the Operating Partnership with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formulas and other terms of Notes are subject to change by the Operating Partnership from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Operating Partnership.

    Each Note will be issued in fully registered form as a Book-Entry Note or a Certificated Note. The authorized denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

    Payments of principal of, premium, if any, and interest on, Book-Entry Notes will be made by the Operating Partnership through the Trustee to DTC. See "--Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of each Certificated Note becomes due and payable, whether by the declaration of acceleration, notice of redemption at the option of the Operating Partnership, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of the applicable Note repayable on such date) will be made in immediately available funds upon presentation and surrender thereof (or, in the case of any repayment on an Optional Repayment Date (as defined below), upon presentation and surrender thereof and a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Operating Partnership for such purpose in the Borough of Manhattan in New York City. Such office or agency is maintained currently by the Trustee at 100 Wall Street, Suite 2000, New York, New York 10005. Payment of interest due on the Maturity Date of each Certificated Note will be made to the person to whom payment of the principal and premium, if any, shall be made. Payment of interest due on each Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date will be made at the office or agency referred to above maintained by the Operating Partnership for such purpose or, at the option of the Operating Partnership, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Operating Partnership. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than fifteen days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest."

    As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City or in Chicago are authorized or required by law, resolution or executive order to close; PROVIDED, HOWEVER, that with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the Specified Currency (or if the Specified Currency is European Currency Units ("ECU"), such day is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association), or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); PROVIDED, FURTHER, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means any day (i) if the Index Currency (as defined below) is other than ECU, on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association, or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market).

    "Principal Financial Center" means the capital city of the country issuing the Specified Currency or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECU, the Principal Financial Center shall be New York City, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    Book-Entry Notes may be transferred or exchanged only through DTC. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Operating Partnership for such purpose in the Borough of Manhattan in New York City. No service charge will be made by the Operating Partnership or the Trustee for any such registration of transfer or exchange of Notes, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

    Notwithstanding any provisions described in this Prospectus Supplement to the contrary, if a Note specifies that an Addendum is attached thereto or that "Other/Additional Provisions" apply, such Note will be subject to the terms specified in such Addendum or "Other/Additional Provisions," as the case may be, and will be described in the applicable Pricing Supplement.

REDEMPTION AT THE OPTION OF THE OPERATING PARTNERSHIP

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The applicable Pricing Supplement will indicate if the Notes will be redeemable prior to the Stated Maturity Date and the terms on which such Notes will be redeemable at the option of the Operating Partnership. If so specified, the Notes will be subject to redemption at the option of the Operating Partnership on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. Unless otherwise specified in the applicable Pricing Supplement, "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "--Original Issue Discount Notes."

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASES BY THE OPERATING PARTNERSHIP

    The applicable Pricing Supplement will indicate if the Notes will be repayable at the option of the Holders thereof on a date specified prior to the applicable Maturity Date and, unless otherwise specified in the Pricing Supplement, such Notes shall be repayable at a price equal to 100% of the principal amount thereof, together with unpaid interest accrued to the date of repayment.

    In order for such a Note to be repaid, the Trustee must receive at least 30 days but not more than 60 days prior to the repayment date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transmission, or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby, and a guarantee that such Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of such Note, will be received by the Trustee not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; however, such telegram, telex, facsimile transmission, or letter shall only be effective if such Note and duly completed form are received by the Trustee by such fifth Business Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the Holder of a Note will be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note, but in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination.

    If a Note is represented by a Global Security, DTC's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the Beneficial Owner of such Note must instruct the broker or other Direct Participant (as defined below) or Indirect Participant (as defined below) through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers. Accordingly, each Beneficial Owner should consult the broker or other Direct Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to DTC.

    If applicable, the Operating Partnership will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

    The Operating Partnership may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Operating Partnership may, at the discretion of the Operating Partnership, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

    GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case, as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable Note) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

    Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

    FIXED RATE NOTES

    Interest on Fixed Rate Notes will be payable in arrears as specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

    FLOATING RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will specify the Index Currency, if any, and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    The interest rate borne by the Floating Rate Notes will be determined as follows:

         (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other/Additional Provisions" apply relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; PROVIDED, HOWEVER, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

        (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; PROVIDED, HOWEVER, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

        (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; PROVIDED, HOWEVER, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; PROVIDED, HOWEVER, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

    Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; PROVIDED, FURTHER, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated as of such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District

Cost of Funds Rate will be the last business day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); PROVIDED, HOWEVER, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

    A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

    All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 5.876545% (or
 .05876545) would be rounded to 5.87655% (or .0587655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, First Trust National Association will be the "Calculation Agent" with respect to any Floating Rate Note. Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

    CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks in the market for negotiable United States dollar certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; PROVIDED, HOWEVER, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in New York City (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity and will use such quotations to calculate the CMT Rate as set forth above.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service (or any successor service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either one, two, three, five, seven, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

    COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper-- Nonfinancial." In the event that such rate is not published by 3:00 PM., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotation by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11.00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; PROVIDED, HOWEVER, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

        Money Market Yield  =  __D X 360__  X 100
                            360-(D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco, as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

    FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; PROVIDED, HOWEVER, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

         (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; PROVIDED, HOWEVER, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

    PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in New York City selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in New York City by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace the USPRIME1 Page on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include any of the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

AMORTIZING NOTES

    The Operating Partnership may from time to time offer amortizing notes ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

    The Operating Partnership may offer Notes ("Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of: (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and (ii) any unpaid interest on such Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

    Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

INDEXED NOTES

    Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to such other price(s) or exchange rate(s) ("Indexed Notes"), as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and certain tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. The Operating Partnership will not, and will not permit any of its Subsidiaries (as defined below) to, incur any Indebtedness (as defined below), other than intercompany Indebtedness (representing Indebtedness to which the only parties are the Operating Partnership and any of its Subsidiaries (but only so long as such Indebtedness is held solely by any of the Operating Partnership and any of its Subsidiaries)), if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) is greater than 60% of the sum of (without duplication)
(i) the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

    In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any of its Subsidiaries if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) which is secured by any Encumbrance on property of the Operating Partnership or any of its Subsidiaries is greater than 40% of the sum of (without duplication)
(i) the Total Assets as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

    The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

    In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    In accordance with GAAP, the financial statements of the Operating Partnership present its limited partnership interests in each of the Other Real Estate Partnerships under the equity method of accounting. However, the Indenture treats the Other Real Estate Partnerships as consolidated subsidiaries for purposes of the financial covenants of the Indenture. For the purposes of such covenants, as of June 30, 1997, the Company had a percentage of Indebtedness to Total Assets of 38.5%, a percentage of Indebtedness subject to Encumbrances to Total Assets of 9.8% and a percentage of Total Unencumbered Assets to Unsecured Indebtedness of 268.7% and, for the four consecutive fiscal quarters ended June 30, 1997, the Operating Partnership had a ratio of Consolidated Income Available for Debt Service to the Annual Service Charge of 3.42.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 and 15(d) of the Exchange Act if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date if the Operating Partnership is not then subject to such Section 13 or 15(d) of the Exchange Act,
(i) transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

    WAIVER OF CERTAIN COVENANTS. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all the outstanding Notes by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

As used herein, and in the Indenture:

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "ANNUAL SERVICE CHARGE" for any period means (i) the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its

Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock and (ii) so long as First Securities, L.P. ("Securities, L.P.") is a Subsidiary of the Operating Partnership, distributions which are payable during such period in respect of any preference equity interests of Securities, L.P.

    "CAPITAL STOCK" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Earnings from Operations (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income,
(iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, (vi) amortization of deferred charges and (vii) interest income related to investments irrevocably deposited with an agent of the Operating Partnership or any of its Subsidiaries, as the case may be, for the purpose of defeasing any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the maturity price or redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

    "EARNINGS FROM OPERATIONS" for any period means net income excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

    "ENCUMBRANCE" means any mortgage, lien, charge, pledge, encumbrance or security interest of any kind; provided, however, that the term "Encumbrance" shall not include any mortgage, lien, charge, pledge or security interest securing any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

    "INDEBTEDNESS" of the Operating Partnership or any of its Subsidiaries means
(i) any indebtedness of the Operating Partnership or any of its Subsidiaries, whether or not contingent, in respect of (a) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries, (b) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary of the Operating Partnership which is secured by any Encumbrance existing on property owned by the Operating Partnership or any of its Subsidiaries, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, and all conditional sale obligations or obligations under any title retention agreement, (d) the principal amount of all obligations of the

Operating Partnership or any of its Subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock, (e) any lease of property by the Operating Partnership or any of its Subsidiaries as lessee which is reflected on the Operating Partnership's consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP) as a capitalized lease, or (f) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements and (ii) the liquidation preference on any issued and outstanding preferred equity interests of Securities, L.P., to the extent, in the case of items of indebtedness under (i)(a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under
GAAP), and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any of its Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof); provided, however, that the term "Indebtedness" shall not include any indebtedness or any other obligation which has been defeased (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

    "SUBSIDIARY" means, (i) with respect to any Person, any corporation, partnership or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests of which are owned, directly or indirectly, by such Person and (ii) with respect to the Operating Partnership, Securities, L.P., so long as the Operating Partnership owns, directly or indirectly, a majority of the outstanding non-preference equity interests thereof. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

    "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles; provided, however, that the term "Total Assets" shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

    "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP), but excluding accounts receivable and intangibles; provided, however, that the term "Total Unencumbered Assets" shall not include any assets which have been deposited in trust to defease any indebtedness or any other obligation (whether through a covenant defeasance or otherwise) pursuant to the terms of such indebtedness or other obligation or the terms of any instrument creating or evidencing it.

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP (except that for the purposes hereof, each Subsidiary of the Operating Partnership shall be treated as if such Subsidiary were a subsidiary under GAAP).

    "UNSECURED INDEBTEDNESS" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any of its Subsidiaries.

    See "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Operating Partnership.

BOOK-ENTRY NOTES

    The Operating Partnership has established a depositary arrangement with DTC with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

    Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest at the same rate or pursuant to the same formula and having the same date of issue, Specified Currency, Interest Payment Dates, Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or such nominee to a successor of DTC or a nominee of such successor.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of DTC and, if such Beneficial Owner is not a Participant (as defined below), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

    Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) DTC notifies the Operating Partnership that it is unwilling or unable to continue as depository for the Global Securities or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in each case, a successor depository is not appointed by the Operating Partnership within 90 days after the Operating Partnership receives such notice or becomes aware of such unwillingness, inability or ineligibility, (ii) the Operating Partnership in its sole discretion determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes and Beneficial Owners representing a majority in aggregate principal amount of the Book-Entry Notes represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the Trustee.

    The information below concerning DTC and DTC's system has been furnished by DTC, and the Operating Partnership takes no responsibility for the accuracy thereof.

    DTC will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with

DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Book-Entry Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest payments on Global Securities representing the Book-Entry Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Operating Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to DTC is the responsibility of the Operating Partnership or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Operating Partnership, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

    The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Operating Partnership disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, the Operating Partnership is obligated to make payments of principal of, and premium, if any, and interest on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Operating Partnership in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive such amounts in the applicable Foreign Currency or composite currency as hereinafter described.

    Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in New York City received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Operating Partnership for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

    A Holder of a Foreign Currency Note may elect to receive all or a specified portion of any payment of the principal of, and premium, if any, and/or interest on, such Foreign Currency Note in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in New York City on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive all or a specified portion of all future payments in the Specified Currency in respect of such principal, premium, if any, and/or interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    Payments of the principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes--General." Payments of interest on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under certain circumstances described under "Description of Notes--General." Payments of principal of, and premium, if any, and/or interest on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Security or Securities representing Book-Entry Notes payable in a Specified Currency other than United States dollars that elects to receive payments of principal, premium, if any, and/or interest in such Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to DTC, and by DTC to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable Specified Currency.

PAYMENT CURRENCY

    If the Specified Currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest due to the imposition of exchange controls or other circumstances beyond the reasonable control of the Operating Partnership, the Operating Partnership will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

    If payment in respect of a Foreign Currency Note is required to be made in any composite currency (e.g., ECU), and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the reasonable control of the Operating Partnership, the Operating Partnership will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

    If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

    The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in New York City for cable transfers for such Specified Currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

GOVERNING LAW; JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, where a cause of action is based upon an obligation denominated in a non-United States currency, a state court in the State of New York rendering a judgment on such an obligation would be required to render such judgment in the non-United States currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. The holders of such notes could be subject to exchange rate fluctuations occurring after such judgment is rendered. It is not certain, however, that a non-New York court would follow the same rules with respect to conversion.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with Holders other than original purchasers (except where otherwise specifically noted). BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF PARTICULAR NOTES (WHERE APPLICABLE) WILL BE SUMMARIZED IN THE PRICING SUPPLEMENT RELATING TO SUCH NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

    As used herein, the term "U.S. Holder" means a Beneficial Owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (including the District of Columbia), (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of a Note that is not a U.S. Holder. In the case of a Holder that is a partnership for United States tax purposes, each partner will take into account its allocable share of income or loss from the Notes, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount. The following summary is based upon final Treasury regulations (the "OID Regulations") under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then a portion, or in some circumstances all, of the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. These same rules apply to any Note that is not otherwise a Discount Note, but nonetheless has been issued with original issue discount.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period. These same rules apply to any Note that is not otherwise a Discount Note, but nonetheless has been issued with original issue discount.

    Alternatively, rather than making an allocation of the acquisition premium to reduce the daily portion of accrued original issue discount, a U.S. Holder of a Note may elect to compute original issue discount by treating the purchase as a purchase at original issuance and applying the mechanics of the constant yield method described above in "-- Original issue Discount." Prior to making this election, U.S. Holders of Notes should consult their own tax advisors concerning the potential United States Federal income tax consequences to their particular situations.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount, (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate and (c) a qualified floating rate or objective rate in effect at any time during the term of the
Note is set at a current value of that rate (I.E., the value of the rate on any day that is no earlier than three months prior to the first rate day on which the value is in effect and no later than one year following that first day).

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information, other than information that is within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party such as dividends, profits or the value of such person's stock (but not the issuer's credit quality). The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the Internal Revenue Service (the "IRS") in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified DE MINIMIS amount. Original issue discount on such a Variable Note arising from "true" discount and qualified stated interest are allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The amount of qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S.

Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the IRS released final Treasury regulations dealing with the treatment of contingent payment obligations (the "Contingent Debt Regulations").

    Generally, if a Variable Note is treated as a contingent payment obligation, interest payments thereon will be treated as "contingent interest" payments. Any contingent interest payments on a Variable Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by estimating a projected payment schedule (as determined under the Contingent Debt Regulations) for the Variable Note based on a comparable yield based on a hypothetical fixed rate instrument having similar terms and conditions as the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original issue discount (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference.

    Certain of the Notes (i) may be redeemable at the option of the Operating Partnership prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the Holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, a cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other Holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than a Note issued with original issue discount, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Note issued with original issue discount, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Note issued with original issue discount, any payment that is part of its "revised issue price") on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity Date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in it deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be mid-term capital gain or loss (taxable at a maximum rate of 28%) if the Note were held for more than one year but not more than 18 months, and long-term capital gain or loss (taxable at a maximum rate of 20%) if the Note were held for more than 18 months.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN
  CURRENCY

    As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF NOTES. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of in the case of a taxable exchange of the Note for a new
Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amounts of any market discount or original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the Holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such Holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

    ORIGINAL ISSUE DISCOUNT. In the case of a Note issued with original issue discount, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT.  In the case of a Note with market discount,
(i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

    EXCHANGE OF FOREIGN CURRENCIES. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Operating Partnership, a controlled foreign corporation related to the Operating Partnership or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the Beneficial Owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to Holders thereof.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Operating Partnership or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. The United States Treasury has recently issued final regulations (the "Final Regulations") which affect the procedures to be followed by a non-U.S. Holder regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Notes.

    Any amounts withheld under the backup withholding rule, from a payment to a Beneficial Owner would be allowed as a refund or a credit against such Beneficial Owner's United States Federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    The Notes are being offered on a continuous basis for sale by the Operating Partnership to or through J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc. and UBS Securities LLC. The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Operating Partnership from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent(s), or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Operating Partnership and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Operating Partnership will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Operating Partnership and such Agent at the time of such sale.

    Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Operating Partnership as principal to other dealers for resale to investors and other purchasers, and may allow all or any portion of the discount received in connection with such purchase from the Operating Partnership to such dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed price basis), the concession and the discount may be changed.

    The Operating Partnership has reserved the right to sell the Notes directly to investors, and may solicit and accept offers to purchase Notes directly from investors from time to time on its own behalf. No commission will be paid on

Notes sold directly by the Operating Partnership. In certain instances, the Operating Partnership may offer Notes to or through additional agents named in the applicable Pricing Supplement.

    The Operating Partnership reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Operating Partnership or through the Agents). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in New York City on the date of settlement. See "Description of Notes--General."

    Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange, unless otherwise specified. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Operating Partnership has agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. The Operating Partnership has agreed to reimburse the Agents for certain other expenses.

    In the ordinary course of their respective businesses, the Agents and their affiliates have engaged in, and may in the future engage in, investment and commercial banking transactions with the Operating Partnership and certain of its affiliates.

    In connection with this offering, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with such offering, creating a syndicate short position. In addition, the Agents may bid for and purchase the Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the syndicate may reclaim selling concessions allowed for distributing Notes in the offering, if the syndicate repurchases previously distributed Notes in the market to cover overallotments or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in any of these activities, and may end any of them at any time.

    Concurrently with the offering of Notes described herein, the Operating Partnership may issue other Offered Securities described in the accompanying Prospectus.

                                 LEGAL MATTERS

    Certain legal matters including the legality of the Notes and certain tax matters, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York and for the Agents by Rogers & Wells, New York, New York. Cahill Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire Woods Battle & Boothe LLP, Baltimore, Maryland. The opinions of Cahill Gordon & Reindel and Rogers & Wells will be based upon, and subject to, certain assumptions as to future actions required to be taken in connection with the issuance and sale of the Notes and as to other events that may affect the validity of the Notes but that cannot be ascertained on the date of such opinions.

PROSPECTUS

                                  $669,525,320

                      FIRST INDUSTRIAL REALTY TRUST, INC.
              Common Stock, Preferred Stock and Depositary Shares

                             FIRST INDUSTRIAL, L.P.
                                Debt Securities

    First Industrial Realty Trust, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share ("Common Stock"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), with an aggregate public offering price of up to $669,525,320, in amounts, at prices and on terms to be determined at the time of offering. First Industrial, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $300,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

    The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company or the Operating Partnership without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities. See "Plan of Distribution."

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is September 24, 1997

                             AVAILABLE INFORMATION

    The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and all such material filed by the Company with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (File No. 1-13102) and the Operating Partnership (File No. 333-21873) with the Commission are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 filed May 30, 1997;

        (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A No. 1 filed August 26, 1997;

        (d) the Company's Current Report on Form 8-K filed February 12, 1997, as amended by Form 8-K/A No. 1 filed April 10, 1997;

        (e) the Company's Current Report on Form 8-K filed May 13, 1997;

        (f) the Company's Current Report on Form 8-K filed June 6, 1997;

        (g) the Company's Current Report on Form 8-K filed July 15, 1997, as amended by Form 8-K/A No. 1 filed September 4, 1997;

        (h) the Company's Current Report on Form 8-K filed September 11, 1997;

        (i) the Company's Current Report on Form 8-K filed September 19, 1997;

        (j) the description of the Common Stock included in the Company's Registration Statement on Form 8-A dated June 23, 1994;

        (k) the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

        (l) the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A No. 1 filed August 26, 1997;

        (m) the Operating Partnership's Current Report on Form 8-K filed May 13, 1997;

        (n) the Operating Partnership's Current Report on Form 8-K filed May 15, 1997;

        (o) the Operating Partnership's Current Report on Form 8-K filed June 13, 1997; and

        (p) the Operating Partnership's Current Report on Form 8-K filed July 15, 1997, as amended by Form 8-K/A No. 1 filed September 4, 1997.

    All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company and the Operating Partnership will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference herein, unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference herein). Requests for such copies should be directed to: First Industrial Realty Trust, Inc., Attn: Investor Relations, 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone (312) 344-4300.

    Certain information, including, but not limited to, information relating to the Operating Partnership's principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11 has been omitted from this Prospectus, because such information is not materially different from the information contained in the Company's periodic reports, proxy statements and other information filed by the Company with the Commission.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO FIRST INDUSTRIAL REALTY TRUST, INC. AND ITS SUBSIDIARIES, INCLUDING FIRST INDUSTRIAL, L.P. (THE "OPERATING PARTNERSHIP"), AND ALL REFERENCES IN THIS PROSPECTUS TO THE "OTHER REAL ESTATE PARTNERSHIPS" REFER TO ALL PARTNERSHIP SUBSIDIARIES OF FIRST INDUSTRIAL REALTY TRUST, INC. OTHER THAN THE OPERATING PARTNERSHIP. UNLESS OTHERWISE INDICATED, ALL INFORMATION REGARDING PROPERTIES RELATES TO PROPERTIES OWNED AND IN SERVICE AS OF JUNE 30, 1997.

    The Company is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. Markets in which the Company operates include the following metropolitan areas: Atlanta, Georgia; Chicago, Illinois; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Dayton, Ohio; Des Moines, Iowa; Detroit, Michigan; Grand Rapids, Michigan; Indianapolis, Indiana; Milwaukee, Wisconsin; Minneapolis/St. Paul, Minnesota; Nashville, Tennessee; and St. Louis, Missouri, as well as the regional areas of Central Pennsylvania, Long Island, New York and New Jersey. As of June 30, 1997, the Company owned 453 in-service properties containing an aggregate of approximately 39.1 million square feet of gross leasable area ("GLA") which was approximately 96% leased to over 1,300 tenants. The Company is a self-administered and fully integrated industrial real estate company.

    The Company is the sole general partner of, and, as of June 30, 1997, held approximately 88.0% of the outstanding units of partnership interest ("Units") in, the Operating Partnership. As of such date, approximately 12.0% of the outstanding Units were held by outside investors, including certain members of the Company's management. Each Unit, other than those held by the Company, may be exchanged by the holder thereof for one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company, and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

    Substantially all of the Company's assets are held through the Operating Partnership and the Other Real Estate Partnerships. The Operating Partnership owns a 99% limited partnership interest, and wholly owned subsidiaries of First Industrial Realty Trust, Inc. own a 1% general partnership interest, in each of the Other Real Estate Partnerships, except that in the case of one Other Real Estate Partnership, First Industrial Securities L.P. ("Securities L.P."), the general partner thereof also owns a preferred limited partnership interest the terms of which mirror the terms of the Company's outstanding 9 1/2% Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"). See "Description of Preferred Stock--Outstanding Preferred Stock."

    The Company was incorporated in Maryland in August 1993. The Operating Partnership was formed in Delaware in November 1993. The Company's and the Operating Partnership's executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, and their telephone number is (312) 344-4300.

                                  RISK FACTORS

    In evaluating an investment in the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and in any applicable Prospectus Supplement.

REAL ESTATE INVESTMENT CONSIDERATIONS

GENERAL

    Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply or a reduction in demand in the area, the attractiveness of the properties to tenants, tenant defaults, zoning or other regulatory restrictions, competition from other available real estate, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent properties on favorable terms. In addition, certain expenditures associated with real estate investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

RENEWAL OF LEASES AND RELETTING OF SPACE

    The Company will be subject to the risks that, upon expiration of leases, the leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than expiring lease terms. If the Company were unable promptly to renew a significant number of expiring leases or promptly to relet the space covered by such leases, or if the rental rates upon such renewal or reletting were significantly lower than the then current rates, the Company's funds from operations and ability to make expected distributions to stockholders might be adversely affected. Leases with respect to approximately 3.4 million, 6.6 million and 7.0 million square feet of GLA expire in 1997, 1998 and 1999, respectively.

POTENTIAL ENVIRONMENTAL LIABILITY

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address such conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not such facility is owned or operated by such persons. No assurance can be given that existing environmental assessments with respect to any of the Company's properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any one or more properties.

LIMITED GEOGRAPHIC CONCENTRATION

    Approximately 68% of the Properties owned by the Company as of June 30, 1997 are located in the midwest region of the United States. A fundamental element of the Company's growth strategy is to acquire additional properties in its current markets. Consequently, the Company may be dependent upon the demand for industrial space in those markets. The Company's revenues and the value of its properties may be affected by a number of factors in its current markets, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a significant extent, on the economic conditions in its current markets.

TAX RISKS

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements (some of which must be met on a recurring basis) established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Federal Income Tax Considerations."

EFFECT OF DISTRIBUTION REQUIREMENTS

    The Company could, in certain instances, have taxable income without sufficient cash to enable the Company to meet the distribution requirements of the REIT provisions of the Code. Accordingly, the Company could be required to borrow funds or sell properties on adverse terms in order to meet such distribution requirements. In addition, because the Company must distribute to its stockholders at least 95% of its REIT taxable income each year, the Company's ability to accumulate capital may be limited. Thus, it may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, in connection with future acquisitions. See "Federal Income Tax Considerations."

RESTRICTIONS ON TRANSFER OF SHARES

    As noted below under "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock," in order to maintain its qualification as a REIT under the Code, no more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Accordingly, the Company's Articles of Incorporation contain, and the Designating Amendment for each series of Preferred Stock may contain, provisions restricting the ownership and transfer of the Company's capital stock.

RISKS ASSOCIATED WITH DEBT FINANCING AND LEVERAGE; COLLATERALIZATION AND CROSS-COLLATERALIZATION

GENERAL

    Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Company's properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. To the extent the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse or crossed-collateralized bases. Holders of indebtedness which is so secured will have a claim against these properties which is senior to the claim of holders of Debt Securities. In addition, to the extent indebtedness is crossed-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to the Operating Partnership and the Company.

BALLOON PAYMENTS

    The Operating Partnership is required to make lump-sum or "balloon" payments pursuant to the terms of certain of its indebtedness, including the Operating Partnership's $100,000,000 aggregate principal amount 7.15% Notes due 2027 (the "2027 Notes"), the Operating Partnership's $100,000,000 aggregate principal amount 7 3/8% Notes due 2011 (the "Trust Notes"), the Operating Partnership's $150,000,000 aggregate principal amount 7.60% Notes due 2007 (the "2007 Notes") and a $200,000,000 unsecured revolving credit facility (the "Acquisition Facility") under which the Company, through the Operating

Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital. The holders of the 2027 Notes have the right to require the Operating Partnership to redeem their 2027 Notes, in whole or in part, on May 15, 2002. The trust to which the Trust Notes were issued must exercise its right to require the Operating Partnership to redeem the Trust Notes on May 15, 2004 if the holder of a call option with respect to the Trust Notes fails to give written notice on or before May 1, 2004 that it intends to exercise such option. The Acquisition Facility provides for the repayment of principal in a lump-sum or "balloon" payment at maturity in 2000 (subject to successive one-year extensions at the Operating Partnership's option, subject to certain conditions). The Company's ability to make required payments of principal on outstanding indebtedness, whether at maturity or otherwise, may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the 2027 Notes, the Trust Notes, the 2007 Notes or the Acquisition Facility. Certain other existing debt obligations of the Company are secured by its properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

NO LIMITATION ON DEBT IN ORGANIZATIONAL DOCUMENTS

    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company (excluding the Company's $300 million mortgage loan (the "1994 Defeased Mortgage Loan") which was defeased in April 1997) as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt (excluding 1994 Defeased Mortgage Loan)) which generally will not exceed 50% and a coverage ratio (computed as total revenues (excluding interest income on U.S. government securities collateralizing the 1994 Defeased Mortgage Loan) minus property expenses and general and administrative expenses divided by interest expense (excluding interest on the 1994 Defeased Mortgage Loan accruing after the date of defeasance) plus dividends on preferred stock) of at least 2.0:1. As of June 30, 1997, the Company's ratio of debt to total market capitalization was 29.6%, and for the twelve months ended June 30, 1997, the Company's coverage ratio was
3.12. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

RISING INTEREST RATES

    The Acquisition Facility bears interest at a floating rate. Increases in the interest rate payable on balances outstanding under the Acquisition Facility would have an adverse effect on the Company's cash available for distribution.

LIMITS ON CHANGES IN CONTROL

GENERAL

    Certain provisions of the Articles of Incorporation may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and thus inhibit a change in control of the Company and limit the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws." These provisions include the following:

RISKS ASSOCIATED WITH PREFERRED STOCK

    Under its Articles of Incorporation, the Company has authority to issue up to 10,000,000 shares of Preferred Stock, par value $.01 per share (of which 1,650,000 shares of Series A Preferred Stock, 40,000 shares of the Company's
8 3/4% Series B Preferred Stock (the "Series B Preferred Stock") and 20,000 shares of the Company's 8 5/8% Series C Preferred Stock ( the "Series C Preferred Stock") were outstanding on September 19, 1997), on such terms as may be authorized by the Board of Directors of the Company. The Board of Directors has also reserved 1,000,000 shares of Junior Participating Preferred Stock, par value $.01 per share (the "Junior Participating Preferred Stock"), of the Company for issuance pursuant to a shareholder rights plan adopted by the Board of Directors. The shareholder rights plan may discourage a third party from making an acquisition proposal and thus inhibit a change in control of the Company. See "Description of Common Stock--Shareholder Rights Plan."

MARYLAND BUSINESS COMBINATION LAW

    Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation, such as the Company, and any person who beneficially owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or, in certain circumstances, an associate or an affiliate thereof (as defined in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares, in cash or in the same form as previously paid by the Interested Stockholder for its shares. The provisions of the MGCL do not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, the Company's Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Jay H. Shidler, the Chairman of the Board of Directors of the Company, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of Common Stock of the Company and the right to acquire shares in an aggregate amount which does not exceed the number of shares which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers of the corporation and by directors who are also employees of the corporation. If voting rights with respect to control shares have not been approved at a meeting of stockholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of such control shares for fair value. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

CLASSIFIED BOARD OF DIRECTORS

    The Company's directors are divided into three classes by its Articles of Incorporation, with terms expiring over a three year period. The classified board provision could make it more difficult and time consuming to remove the incumbent directors, thus discouraging a third party from attempting to take control of the Company.

RISKS ASSOCIATED WITH DILUTION

    To the extent the Company issues Common Stock, the ownership interest of existing stockholders would be diluted.

RISKS ASSOCIATED WITH POSSIBLE CONFLICTS OF INTEREST

COMPETITION FROM OTHER BUSINESS INTERESTS OF CERTAIN OFFICERS AND DIRECTORS

    Entities affiliated with or controlled by certain officers and directors of the Company hold equity interests in industrial properties not owned by the Company. Some of these properties may compete with properties owned by the Company. There can be no assurance that decisions by officers and directors of the Company will fully represent the interests of stockholders of the Company rather than such individuals and their affiliates.

TAX CONSEQUENCES TO CERTAIN OFFICERS AND DIRECTORS

    Certain officers and directors of the Company own Units which may be exchanged for Common Stock. Prior to the exchange of Units for Common Stock, officers and directors of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Stock upon the sale of certain of the Company's properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities offered by this Prospectus and the applicable Prospectus Supplement for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio. Any proceeds from the sale of Common Stock, Preferred Stock or Depositary Shares by the Company will be invested in the Operating Partnership, which will use such proceeds for the above-described purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges plus preferred dividend requirements for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997 and 1996 were 1.88, 1.56 and 1.33 and 2.11 and 1.77, respectively. The Operating Partnership's ratios of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997 and 1996 were 6.96, 2.68 and 1.65 and 2.55 and 7.82, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) (excluding interest income on securities collateralizing the defeasance of the 1994 Mortgage Loan) before disposition of interest rate protection agreement, gain on sales of properties, minority interest and extraordinary items. Fixed charges consist of interest costs (excluding interest on the defeased 1994 Mortgage Loan accruing after the date of defeasance), whether expensed or capitalized, and amortization of interest rate protection agreements and deferred financing costs.

    With respect to the Company and the Operating Partnership, earnings were inadequate to cover fixed charges by approximately $3.4 million and $4.3 million for the years ended December 31, 1993 and 1992, respectively, which periods were prior to the Company's initial public offering. No preferred stock of the Company was outstanding during such years.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an indenture (the "Indenture"), dated as of May 13, 1997, between the Operating Partnership and First Trust National Association, as trustee (the "Trustee"), which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture are summaries of certain provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities. All material terms of the Debt Securities and the Indenture, other than those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

    The Debt Securities to be offered hereby and in any applicable Prospectus Supplement will be "investment grade" securities, meaning at the time of the offering of such Debt Securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) will have rated such Debt Securities in one of its generic rating categories which signifies investment grade (typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades). An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

TERMS

    GENERAL. The Debt Securities will be direct unsecured obligations of the Operating Partnership. The indebtedness represented by the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner (whether limited or general, including the Company) of the Operating Partnership has any obligation for the payment of principal of (or premium, if any) or interest, if any, on, or any other amount with respect to, the Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

    The Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) Whether such Debt Securities will be issued in certificated or book entry form;

    (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

    (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on (i) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

    Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

    The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants of the Operating
Partnership:

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. The Indenture requires the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders); PROVIDED, that in the case of an Event of Default described under clause (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture requires each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

    The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

    The Indenture provides that, subject to provisions in the Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the

Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium or Make-Whole Amount, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the Indenture.

    Modifications and amendments of the Indenture are permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under the Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture in any material respect; or
(j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

    The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under the Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture provides that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

    The description of the Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and Amended and Restated Bylaws (the "Bylaws"). All material terms of the Preferred Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, par value $.01 per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such shares as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

OUTSTANDING PREFERRED STOCK

    At September 19, 1997, the Company had outstanding 1,650,000 shares of Series A Preferred Stock, 40,000 shares of Series B Preferred Stock and 20,000 shares of Series C Preferred Stock, constituting all of the Company's then outstanding Preferred Stock. The terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock provide for a preference as to the payment of dividends over shares of Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and for cumulative quarterly dividends at the rate of $2.375, $218.75 and $215.625, respectively, per share per year. On and after November 17, 2000, May 14, 2002 and June 6, 2007, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, are subject to redemption, in each case in whole or in part, at the option of the Company, at a cash redemption price of $25.00 per share, $2,500.00 per share and $2,500.00 per share, respectively, plus accrued and unpaid dividends. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock rank on a parity as to payment of dividends and amounts upon liquidation, however, the Series A Preferred Stock has the benefit of the Guarantee Agreement, as described below.

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive out of the Company's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, liquidating distributions in the amount of $25.00 per share, $2,500.00 per share and $2,500.00 per share, respectively, plus all accrued and unpaid dividends.

    The Series A Preferred Stock is entitled to the benefits of a Guarantee and Payment Agreement between Securities L.P. and its general partner, First Industrial Securities Corporation (each a subsidiary of the Company), for the benefit of American National Bank and Trust Company of Chicago as Guarantee Agent thereunder (the "Guarantee Agreement") pursuant to which Securities L.P. has guaranteed, subject to the terms of the Guarantee Agreement, dividends on, and redemption and liquidation payments with respect to, the Series A Preferred Stock. No other Preferred Stock of the Company is or will be entitled to the benefits of the Guarantee Agreement and the Series B Preferred Stock and Series C Preferred Stock do not have the benefit of any such guarantee.

    Except as expressly required by law and in certain other limited circumstances, the holders of the Preferred Stock are not entitled to vote. The consent of holders of at least 66% of the outstanding Preferred Stock and any other series of Preferred Stock ranking on a parity therewith (collectively, "Parity Preferred Stock"), voting as a single class, is required to authorize another class of shares senior to such Parity Preferred Stock. The affirmative vote or consent of the holders of at least 66% of the outstanding shares of each series of Preferred Stock is required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary relating to such series of Preferred Stock, if such action would materially and adversely alter or change the rights, preferences or privileges of such series of Preferred Stock.

FUTURE SERIES OF PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement.

Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared PRO RATA so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities, including any Preferred Stock. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Designating Amendment for the applicable series of Preferred Stock. All material terms of the Depository Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Stock.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

    The Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days prior written notice to the applicable Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Depositary with respect to such Depositary Receipts. The Company will agree that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the

Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

    In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF COMMON STOCK

    The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws. All material terms of the Company's Common Stock are included in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At September 19, 1997, the Company had outstanding 30,824,783 shares of Common Stock.

TERMS

    Subject to the preferential rights of any other shares or series of stock (including Preferred Stock outstanding from time to time) and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York, New York.

SHAREHOLDER RIGHTS PLAN

    On September 4, 1997, the Board of Directors adopted a shareholder rights plan (the "Shareholder Rights Plan"). Under such plan, one right will be attached to each outstanding share of Common Stock at the close of business on October 19, 1997, and one right will be attached to each share of Common Stock thereafter issued. Each right entitles the holder to purchase, under certain conditions, one one-hundredth of a share of Junior Participating Preferred Stock of the Company for $125.00. The rights may also, under certain conditions, entitle the holders to receive Common Stock, or common stock of an entity acquiring the Company, or other consideration, each having a value equal to twice the exercise price of each right ($250.00). The Company has designated 1,000,000 shares as Junior Participating Preferred Stock and has reserved such shares for issuance under the Shareholder Rights Plan. The rights are redeemable by the Company at a price of $.001 per right. If not exercised or redeemed, all rights expire on October 20, 2007. The description and terms of the rights are set forth in a Shareholder Rights Agreement between the Company and First Chicago Trust Company of New York.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    The following summary of certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Articles of Incorporation and Bylaws.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or in certain circumstances, an associate or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the vote entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the vote entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested

Stockholder other than Mr. Shidler or any entity controlled by Mr. Shidler unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of the Company's Common Stock and the right to acquire shares of the Company's Common Stock in an aggregate amount which does not exceed the number of shares of the Company's Common Stock which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated, with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition may compel the board of directors, upon satisfaction of certain conditions (including an undertaking to pay expenses), to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Company's Articles of Incorporation or Bylaws.

    The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

AMENDMENT OF ARTICLES OF INCORPORATION

    The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors (discussed below), may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by the Board of Directors. Special meetings of stockholders may be called by (i) the Company's Chairman of the Board or the Company's President,
(ii) a majority of the Board of Directors or (iii) stockholders holding at least 25% of the outstanding capital stock of the Company entitled to vote at the meeting.

    The Company's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.

    The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposal might be harmful or beneficial to the Company and its stockholders.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor more than nine. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes. One class holds office for a term expiring at the annual meeting of stockholders to be held in 1998, and the other two classes hold office for terms expiring at the annual meetings of stockholders to be held in 1999 and 2000, respectively. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Certain Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of the Company's capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of Excess Stock may, at any time such Excess Stock is held by the Company in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the Excess Stock any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the ownership limit, and may transfer such interest to such beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into Excess Stock. Immediately upon the transfer to the permitted beneficiary, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. In addition, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, and, with respect to Excess Stock resulting from the attempted transfer of Preferred Stock, at any time when any outstanding shares of Preferred Stock of such series are being redeemed, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase or, in the case of a purchase of Excess Stock attributed to Preferred Stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF THE OPERATING PARTNERSHIP

    The following is a discussion of certain investment, financing, conflicts of interest and other policies of the Operating Partnership. These policies have been determined by the Board of Directors of the Company, which is the General Partner of the Operating Partnership, and generally may be amended or revised from time to time by the Board of Directors without a vote of stockholders.

INVESTMENT POLICIES

    It is the Company's policy that First Industrial Realty Trust, Inc. ("First Industrial") will only engage in business activities through the Operating Partnership and its subsidiaries. For the purpose of these policies, the term "subsidiaries" when used with respect to the Operating Partnership includes partnerships in which the Operating Partnership owns a majority of the economic interests and Securities L.P.

    INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Operating Partnership's investment objectives are to increase cash flow and the value of its properties, to acquire established income-producing industrial properties with cash flow growth potential and, in limited circumstances, to develop build-to-suit properties or undertake redevelopment projects. Additionally, where prudent and possible, the Operating Partnership will seek to expand and upgrade both its existing properties and any newly acquired properties. The Operating Partnership's business will be focused solely on industrial properties. The Operating Partnership's policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, the Operating Partnership may sell certain properties.

    The Operating Partnership expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. The Operating Partnership currently expects that it will make further investments in the Company's current markets and will expand into other markets within the Company's operating region as investment opportunities the Operating Partnership considers attractive become available. The Operating Partnership believes that opportunities exist to acquire, on attractive terms, established properties which do not pose the risks of development.

    The Operating Partnership also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Company's equity interest in such property.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Operating Partnership will emphasize equity real estate investments in industrial properties, it may, in its discretion, invest in mortgage loans and other interests related to industrial properties. The Operating Partnership does not presently intend to invest to a significant extent in mortgage loans, but may do so subject to the investment restrictions applicable to REITs. The mortgage loans in which the Operating Partnership may invest may be either first mortgage loans or junior mortgage loans, and may or may not be insured by a government agency.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the ownership limitations and gross income tests necessary for REIT qualification, the Operating Partnership also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The Operating Partnership may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Operating Partnership's investment policies. In any event, the Operating Partnership does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and the Operating Partnership would intend to divest securities before any such registration would be required.

FINANCING POLICIES

    It is the Company's policy that First Industrial shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company (excluding the 1994 Defeased Mortgage Loan which was defeased in April 1997) as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt (excluding the 1994 Defeased Mortgage Loan)) which generally will not exceed 50% and a coverage ratio (computed as total revenues (excluding interest income on U.S. government securities collateralizing the 1994 Defeased Mortgage Loan) minus property expenses and general and administrative expenses divided by interest expense (excluding interest on the 1994 Defeased Mortgage Loan accruing after the date of defeasance) plus dividends on preferred stock) of at least 2.0:1. As of June 30, 1997, the Company's ratio of debt to total market capitalization was 29.6%, and for the twelve months ended June 30, 1997, the Company's coverage ratio was 3.12. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

    To the extent that the Board of Directors determines to obtain additional debt financing, the Company intends to do so generally through mortgages on its properties and lines of credit, but also may do so through the issuance of debt securities. These mortgages may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or providing working capital to the Company or meeting the taxable income distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements.

    In the future, the Company may seek to extend, expand, reduce or renew its acquisition facility, or obtain new credit facilities or lines of credit or issue debt securities, subject to its general policy on debt capitalization.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Operating Partnership may, but does not presently intend to, make investments other than as previously described. The Operating Partnership has authority to offer Units and other equity or debt securities in exchange for property and to repurchase or otherwise reacquire Units or any other securities and may engage in such activities in the future. The Operating Partnership also may make loans to joint ventures in which it participates. The Operating Partnership will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Operating Partnership intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Company's Board of Directors determines that it is no longer in the best interests of the Company to continue to have the Company qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Company's directors without notice to or the vote of the stockholders.

                    PROPERTIES OF THE OPERATING PARTNERSHIP
                     AND THE OTHER REAL ESTATE PARTNERSHIPS

GENERAL

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of June 30, 1997, 453 in service properties (208 of which were owned by the Operating Partnership and 245 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 39.1 million square feet of GLA in 16 states (18.1 million square feet of which comprised the properties owned by the Operating Partnership and 21.0 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 1,340 tenants (742 of which were tenants of the Operating Partnership and 598 of which were tenants of the Other Real Estate Partnerships) engaged in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution and professional services. The properties are generally located in business parks which have convenient access to interstate highways and rail and air transportation. The median age of the properties is approximately 14 years. The Operating Partnership and the Other Real Estate Partnerships maintain insurance coverage on their respective properties which the Operating Partnership believes to be adequate.

    The Operating Partnership and the Other Real Estate Partnerships classify their properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and the light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The Operating Partnership and the Other Real Estate Partnerships compete with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties owned by the Operating Partnership and the Other Real Estate Partnerships are located in areas that include other bulk warehouse and light industrial properties which compete for the same tenants as the Operating Partnership and the Other Real Estate Parterships.

    The following table summarizes certain information as of June 30, 1997 with respect to properties owned by the Operating Partnership. Information in the table excludes properties under development at June 30, 1997.

                          BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                    --------------------------  --------------------------  -----------------------------------------    A % OF
                                  NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
METROPOLITAN AREA      GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta...........  2,338,856             8       294,264             4     2,633,120            12             92%           15%
Chicago...........  1,632,052             7       898,541             8     2,530,593            15            100%           14%
Cincinnati........    951,080             3       111,375             5     1,062,455             8             85%            6%
Cleveland.........         --            --       102,500             1       102,500             1            100%           (2)
Columbus..........  1,353,334             3        56,849             1     1,410,183             4            100%            8%
Dayton............         --            --       322,746             6       322,746             6            100%            2%
Detroit...........    959,215            24       499,076            13     1,458,291            37             96%            8%
Indianapolis......  1,169,586             6     1,073,780            26     2,243,366            32             89%           12%
Long Island.......    924,385             8     1,703,182            30     2,627,567            38             95%           15%
Milwaukee.........         --            --       331,155             7       331,155             7             95%            2%
Minneapolis/St.
 Paul.............    534,527             6     1,275,015            19     1,809,542            25             91%           10%
Nashville.........    538,811             3            --            --       538,811             3            100%            3%
New Jersey........    344,176             3       459,786            13       803,962            16             96%            4%
St. Louis.........    198,413             3            --            --       198,413             3             38%            1%
Other(1)..........         --            --        25,254             1        25,254             1              0%           (2)
                                         --
                    ---------                   ---------           ---     ---------           ---           -----         -----
                    10,944,435           74     7,153,523           134     18,097,958          208             94%          100%
                                         --
                                         --
                    ---------                   ---------           ---     ---------           ---           -----         -----
                    ---------                   ---------           ---     ---------           ---           -----         -----

------------------------------

(1) Green Bay, WI.

(2) Less than 1%.

    The following table summarizes certain information as of June 30, 1997 with respect to properties owned by the Other Real Estate Partnerships. Information in the table excludes properties under development at June 30, 1997.

                          BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                    --------------------------  --------------------------  -----------------------------------------    A % OF
                                  NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
METROPOLITAN AREA      GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta...........    985,501             9       213,467             5     1,198,968            14             97%            6%
Central
 Pennsylvania(1)..  2,773,519            17       843,508            14     3,617,027            31             99%           17%
Chicago...........  1,602,121            13       528,740             8     2,130,861            21             97%           10%
Des Moines........    878,992             5            --            --       878,992             5            100%            4%
Detroit...........  1,533,058            34     2,034,239            47     3,567,297            81             99%           17%
Grand Rapids......  2,786,591            22        40,400             3     2,826,991            25             96%           13%
Indianapolis......    976,273             1            --            --       976,273             1             98%            5%
Milwaukee.........         --            --       133,173             3       133,173             3            100%           (3)
Minneapolis/St.
 Paul.............  1,330,460            10     1,877,406            25     3,207,866            35             97%           15%
Nashville.........    760,229             4            --            --       760,229             4            100%            4%
St. Louis.........    674,682            12       385,713             3     1,060,395            15             99%            5%
Other(2)..........    301,355             4       378,603             6       679,958            10            100%            3%
                    ---------           ---     ---------           ---     ---------           ---           -----         -----
                    14,602,781          131     6,435,249           114     21,038,030          245             98%          100%
                    ---------           ---     ---------           ---     ---------           ---           -----         -----
                    ---------           ---     ---------           ---     ---------           ---           -----         -----

------------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH and Abilene, TX.

(3) Less than 1%.

    As of June 30, 1997, 25 properties owned by the Operating Partnership were subject to encumbrances securing indebtedness thereof and 219 properties owned by the Other Real Estate Partnerships, including 192 properties encumbered by a $300 million mortgage loan which was defeased in April 1997, were subject to encumbrances securing indebtedness thereof.

TENANT AND LEASE INFORMATION

    As of June 30, 1997, the Operating Partnership and the Other Real Estate Partnerships had a diverse base of 1,340 tenants (742 of which were tenants of the Operating Partnership and 598 of which were tenants of the Other Real Estate Partnerships), engaged in a wide variety of businesses including manufacturing, retailing, wholesale trade, distribution and professional services. Most leases have an initial term of between three and five years and provide for periodic rental increases that are either fixed or based on changes in the Consumer Price Index. Industrial tenants typically have net or semi-net leases and pay as additional rent their percentage of the property's operating costs, including the costs of common area maintenance, property taxes and insurance. As of June 30, 1997, approximately 94% and 98% of the GLA of the properties owned by the Operating Partnership and the Other Real Estate Partnerships, respectively, was leased, and no single tenant or group of related tenants accounted for more than 2.4% of the Operating Partnership's rent revenues or more than 2.8% of the Other Real Estate Partnerships' rent revenues, nor did any single tenant or group of related tenants occupy more than 3.9% of the total GLA of the Operating Partnership or more than 3.7% of the total GLA of the Other Real Estate Partnerships.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Operating Partnership as of June 30, 1997.

                                                                  PERCENTAGE OF                      PERCENTAGE OF TOTAL
                                               GLA SUBJECT TO          GLA        ANNUAL BASE RENT    ANNUAL BASE RENT
                              NUMBER OF           EXPIRING       REPRESENTED BY    UNDER EXPIRING      REPRESENTED BY
 YEAR OF EXPIRATION(1)     LEASES EXPIRING        LEASES(2)      EXPIRING LEASES      LEASES(3)        EXPIRING LEASES
-----------------------  -------------------  -----------------  ---------------  -----------------  -------------------
1997...................             121            1,639,593             9.7%         $   7,303                9.7%
1998...................             191            2,574,474            15.2%            11,730               15.5%
1999...................             166            3,829,447            22.6%            19,869               26.3%
2000...................             122            2,723,832            16.1%            10,859               14.4%
2001...................              79            1,977,695            11.7%             8,230               10.9%
2002...................              52              935,566             5.5%             4,842                6.4%
2003...................              14              457,154             2.7%             1,590                2.1%
2004...................              13              868,776             5.1%             2,803                3.7%
2005...................               7              324,838             1.9%             2,317                3.1%
2006...................               8              325,111             1.9%             1,217                1.6%
Thereafter.............              10            1,287,105             7.6%             4,770                6.3%
                                    ---       -----------------       -------          --------             -------
  Total................             783           16,943,591           100.0%         $  75,530              100.0%
                                    ---       -----------------       -------          --------             -------
                                    ---       -----------------       -------          --------             -------

------------------------------

(1) Lease expirations as of June 30, 1997, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 1,154,367 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at June 30, 1997, multiplied by 12, and does not take into account contractual rent escalations.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Other Real Estate Partnerships as of June 30, 1997.

                                                                  PERCENTAGE OF                      PERCENTAGE OF TOTAL
                                               GLA SUBJECT TO          GLA        ANNUAL BASE RENT    ANNUAL BASE RENT
                              NUMBER OF           EXPIRING       REPRESENTED BY    UNDER EXPIRING      REPRESENTED BY
 YEAR OF EXPIRATION(1)     LEASES EXPIRING        LEASES(2)      EXPIRING LEASES      LEASES(3)        EXPIRING LEASES
-----------------------  -------------------  -----------------  ---------------  -----------------  -------------------
1997...................              79            1,765,600             8.6%         $   6,803                8.0%
1998...................             150            4,069,147            19.7%            17,287               20.3%
1999...................             123            3,206,603            15.6%            13,965               16.4%
2000...................             106            3,571,364            17.3%            15,764               18.5%
2001...................              65            3,352,695            16.2%            11,793               13.8%
2002...................              35            1,515,855             7.3%             6,300                7.4%
2003...................              17            1,215,330             5.9%             4,877                5.7%
2004...................               7              472,983             2.3%             1,852                2.2%
2005...................               7              759,013             3.7%             3,130                3.7%
2006...................               6              272,980             1.3%             1,354                1.6%
Thereafter.............               9              433,163             2.1%             2,027                2.4%
                                    ---       -----------------       -------          --------             -------
  Total................             604           20,634,733           100.0%         $  85,152              100.0%
                                    ---       -----------------       -------          --------             -------
                                    ---       -----------------       -------          --------             -------

------------------------------

(1) Lease expirations as of June 30, 1997, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 403,297 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at June 30, 1997, multiplied by 12, and does not take into account contractual rent escalations.

                       FEDERAL INCOME TAX CONSIDERATIONS

    This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. In the opinion of Cahill Gordon & Reindel, the conclusions of law expressed in this summary are correct in all material respects. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the Securities.

TAXATION OF THE COMPANY

    In the opinion of Cahill Gordon & Reindel, commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, the Company's method of operation has enabled it to meet the requirements for qualification as a REIT under the Code, and, provided that the Company continues to satisfy the various requirements applicable under the Code to REITs, as described herein, it will continue to so qualify. Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations as to factual matters made by the Company and, the Operating Partnership and the Other Real Estate Partnerships (such partnerships being hereinafter collectively referred to as the "Partnerships"). Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

    To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. Initially, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's securities may not exceed 5% of the Company's gross assets; shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions. The Company holds assets through certain wholly owned subsidiary corporations and holds Preferred Stock interests in certain corporations that provide property management services to third parties; in the opinion of Cahill Gordon & Reindel, based on certain factual representations, these holdings do not violate the prohibition on ownership of voting securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income. Substantially all of the Company's assets are held through the Partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share.

    The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of the Company's capital stock by a few individuals and (ii) ownership by the Company of its tenants. The outstanding capital stock of the Company must be held by at least 100 stockholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. Accordingly, the Articles of Incorporation contain certain restrictions regarding the transfer of Common Stock, Preferred Stock and any other outstanding securities convertible into Common Stock when necessary to maintain the Company's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the Articles of Incorporation will be effective in maintaining the Company's REIT status. See "Restrictions on Transfers of Capital Stock."

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of its taxable income. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

    Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its stockholders. If disqualified for taxation as a REIT for a taxable year, the Company also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to any nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests applicable to REITs, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends and distributions.

    The Taxpayer Relief Act of 1997 (the "1997 Act") which was recently signed into law by President Clinton on August 5, 1997, modified many of the provisions relating to the requirements for qualification as, and the taxation of, a REIT. Among other things, the 1997 Act (i) replaced the rule that disqualifies a REIT for any year in which the REIT fails to comply with Treasury regulations to ascertain its ownership with an intermediate penalty for failing to do so; (ii) permits a REIT to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rents form real property;
(iii) permits a REIT to elect to retain and pay income tax on net long-term capital gains; (iv) repealed a rule that required that less than 30% of a REIT's gross income be derived from gain from the sale or other disposition of stock or securities held for less than one year, certain real property held for less than four years, and property that is sold or disposed of in a prohibited transaction; (v) lengthened the original grace period for foreclosure property from two years after the REIT acquired the property to a period ending on the last day of the third full taxable year following the election; (vi) treat income from all hedges that reduce the interest rate risk of REIT laibilities, not just interest rate swaps and caps, as qualifying income under the 95% gross income test; and (vii) permits any corporation wholly-owned by a REIT to be treated as a qualified subsidiary, regardless of whether the corporation has always been owned by a REIT. The changes are effective for taxable years beginning after the date of enactment.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securities offered hereby may not engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Securities covered by this Prospectus and certain tax matters, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for any underwriters, dealers or agents by Rogers & Wells, New York, New York. Cahill Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire Woods Battle & Boothe LLP, Baltimore, Maryland.

                                    EXPERTS

    The financial statements and schedule thereto of the Company and the Contributing Businesses, the financial statements of the Acquisition Properties (as defined in the Company's Current Report on Form 8-K filed February 12,
1997), the financial statements of the Lazarus Burman Properties (as defined in the Company's Current Report on Form 8-K filed February 12, 1997, as amended by Form 8-K/A No. 1 filed April 10, 1997) and the financial statements of the Punia Acquisition Properties (as defined in each of the Company's and the Operating Partnership's Current Report on Form 8-K filed July 15, 1997 as amended by Form 8-K/A No. 1 each filed September 4, 1997), each incorporated by reference in this Prospectus or elsewhere in the Registration Statement, and the financial statements and schedule thereto of the Operating Partnership and the Contributing Businesses and the financial statements of the Other Real Estate Partnerships included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES
                                      AND
                         OTHER REAL ESTATE PARTNERSHIPS

              INDEX TO FINANCIAL STATEMENTS AND OTHER INFORMATION

                                                                                                               PAGE
                                                                                                            -----------
FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

FINANCIAL STATEMENTS
Report of Independent Accountants.........................................................................         F-2
Balance Sheets of First Industrial, L.P. (the "Operating Partnership") as of December 31, 1996 and 1995...         F-3
Statements of Operations of the Operating Partnership for the Years Ended December 31, 1996 and 1995 and
  for the Period July 1, 1994 to December 31, 1994 and Combined Statement of Operations of the
  Contributing Businesses for the Period January 1, 1994 to June 30, 1994.................................         F-4
Statements of Changes in Partners' Capital of the Operating Partnership for the Years Ended December 31,
  1996 and 1995 and for the Period July 1, 1994 to December 31, 1994 and Combined Statement of Changes in
  Net Deficit of the Contributing Businesses for the Period January 1, 1994 to June 30, 1994..............         F-5
Statements of Cash Flows of the Operating Partnership for the Years Ended December 31, 1996 and 1995 and
  for the Period July 1, 1994 to December 31, 1994 and Combined Statement of Cash Flows of the
  Contributing Businesses for the Period January 1, 1994 to June 30, 1994.................................         F-6
Notes to Financial Statements.............................................................................         F-7

Schedule III: Real Estate and Accumulated Depreciation....................................................        F-19

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Balance Sheet of the Operating Partnership as of December 31, 1996....................        F-24
Unaudited Pro Forma Statement of Operations of the Operating Partnership for the Year Ended December 31,
  1996....................................................................................................        F-25
Notes to Unaudited Pro Forma Financial Statements.........................................................        F-26

OTHER INFORMATION
Management's Discussion and Analysis of Financial Condition and Results of Operations.....................        F-28
Selected Financial Data...................................................................................        F-32
OTHER REAL ESTATE PARTNERSHIPS

FINANCIAL STATEMENTS
Report of Independent Accountants.........................................................................        F-33
Combined Balance Sheets of the Other Real Estate Partnerships as of December 31, 1996 and 1995............        F-34
Combined Statements of Operations of the Other Real Estate Partnerships for the Years Ended December 31,
  1996 and 1995 and for the Period July 1, 1994 to December 31, 1994......................................        F-35
Combined Statements of Changes in Partners' Capital of the Other Real Estate Partnerships for the Years
  Ended December 31, 1996 and 1995 and for the Period July 1, 1994 to December 31, 1994...................        F-36
Combined Statements of Cash Flows of the Other Real Estate Partnerships for the Years Ended December 31,
  1996 and 1995 and for the Period July 1, 1994 to December 31, 1994......................................        F-37
Notes to Combined Financial Statements....................................................................        F-38

OTHER INFORMATION
Selected Financial Data...................................................................................        F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of First Industrial, L.P.

    We have audited the financial statements and the financial statement schedule of First Industrial, L.P. (the "Operating Partnership") and the combined financial statements of the Contributing Businesses as listed on page F-1 of this Prospectus. These financial statements and the financial statement schedule are the responsibility of the Operating Partnership's and the Contributing Businesses' (as defined in Note 2 hereof) management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Operating Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period July 1, 1994 through December 31, 1994 and of the Contributing Businesses for the period January 1, 1994 to June 30, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 12, 1997

                             FIRST INDUSTRIAL, L.P.
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Assets:
  Investment in Real Estate:
    Land.............................................................................   $   55,425    $   14,253
    Buildings and Improvements.......................................................      291,942        81,384
    Furniture, Fixtures and Equipment................................................       --               362
    Construction in Progress.........................................................        6,414           393
    Less: Accumulated Depreciation...................................................       (8,133)       (4,852)
                                                                                       ------------  ------------
      Net Investment in Real Estate..................................................      345,648        91,540
  Investment in Other Real Estate Partnerships.......................................      258,411       241,918
  Cash and Cash Equivalents..........................................................        4,295         6,493
  Restricted Cash....................................................................       --             2,557
  Tenant Accounts Receivable, Net....................................................        1,021           533
  Deferred Rent Receivable...........................................................        1,280           676
  Interest Rate Protection Agreements, Net...........................................        1,723           664
  Deferred Financing Costs, Net......................................................        1,140         2,269
  Prepaid Expenses and Other Assets, Net.............................................        8,604         9,410
                                                                                       ------------  ------------
      Total Assets...................................................................   $  622,122    $  356,060
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                                        LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Mortgage Loans Payable.............................................................   $   45,578    $   --
  Construction Loans Payable.........................................................       --             4,873
  Acquisition Facilities Payable.....................................................        4,400        48,235
  Promissory Notes Payable...........................................................        9,919        --
  Accounts Payable and Accrued Expenses..............................................        8,770         5,735
  Rents Received in Advance and Security Deposits....................................        1,942           494
  Distributions Payable..............................................................       16,281         9,954
                                                                                       ------------  ------------
      Total Liabilities..............................................................       86,890        69,291
                                                                                       ------------  ------------

Commitments and Contingencies........................................................       --            --

Partners' Capital:
      General Partner................................................................      496,169       269,357
      Limited Partners...............................................................       39,063        17,412
                                                                                       ------------  ------------
      Total Partners' Capital........................................................      535,232       286,769
                                                                                       ------------  ------------
      Total Liabilities and Partners' Capital........................................   $  622,122    $  356,060
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                            STATEMENTS OF OPERATIONS
                          AND CONTRIBUTING BUSINESSES
                        COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                THE OPERATING PARTNERSHIP          CONTRIBUTING
                                                         ----------------------------------------   BUSINESSES
                                                                                      SIX MONTHS   -------------
                                                          YEAR ENDED    YEAR ENDED      ENDED       SIX MONTHS
                                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,      ENDED
                                                             1996          1995          1994      JUNE 30, 1994
                                                         ------------  ------------  ------------  -------------
Revenues:
  Rental Income........................................   $   29,166    $   22,094    $    7,731    $    18,041
  Tenant Recoveries and Other Income...................        8,421         5,348         1,873          4,775
                                                         ------------  ------------  ------------  -------------
      Total Revenues...................................       37,587        27,442         9,604         22,816
                                                         ------------  ------------  ------------  -------------
Expenses:
  Real Estate Taxes....................................        6,109         4,863         1,485          3,273
  Repairs and Maintenance..............................        1,071           848           213          1,225
  Property Management..................................        1,153           904           195            677
  Utilities............................................        1,047           235            82            570
  Insurance............................................          271           279            81            184
  Other................................................          284           349            64            107
  General and Administrative...........................        4,014         3,792         1,047            795
  Interest.............................................        4,685         6,581           807          9,868
  Interest (affiliated)................................       --            --            --              1,905
  Amortization of Interest Rate Protection Agreements
    and Deferred Financing Costs.......................          196           222           187            858
  Depreciation and Other Amortization..................        6,310         5,087         1,916          4,744
                                                         ------------  ------------  ------------  -------------
      Total Expenses...................................       25,140        23,160         6,077         24,206
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Gain on Sales of Properties,
  Management and Construction Loss, Equity in Income of
  Other Real Estate Partnerships and Extraordinary
  Item.................................................       12,447         4,282         3,527         (1,390)
Gain on Sales of Properties............................        4,344        --            --            --
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Management and Construction Loss,
  Equity in Income of Other Real Estate Partnerships
  and Extraordinary Item...............................       16,791         4,282         3,527         (1,390)
Management and Construction Loss.......................       --            --            --                (81)
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Equity in Income of Other Real
  Estate Partnerships and Extraordinary Item...........       16,791         4,282         3,527         (1,471)
Equity in Income of Other Real Estate Partnerships.....       20,130         7,841         6,767        --
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Extraordinary Item................       36,921        12,123        10,294         (1,471)
Extraordinary Loss.....................................       (2,273)       --            --             (1,449)
                                                         ------------  ------------  ------------  -------------
Net Income (Loss)......................................   $   34,648    $   12,123    $   10,294    $    (2,920)
                                                         ------------  ------------  ------------  -------------
                                                         ------------  ------------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                          AND CONTRIBUTING BUSINESSES
                         COMBINED STATEMENT OF CHANGES
                                 IN NET DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                                                  THE OPERATING      CONTRIBUTING
                                                                                   PARTNERSHIP        BUSINESSES
                                                                              ---------------------  ------------
                                                                               GENERAL     LIMITED       NET
                                                                    TOTAL      PARTNER    PARTNERS     DEFICIT
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1993....................................  $  (37,548) $      216  $  --       $  (37,764)
  Contributions.................................................     343,501     324,705     --           18,796
  Distributions.................................................     (29,011)     --         --          (29,011)
  Net Loss......................................................      (2,920)     --         --           (2,920)
  Acquisition and Contribution of Contributing Businesses'
    Interests...................................................      18,112     (53,869)    21,082       50,899
                                                                  ----------  ----------  ---------  ------------
Balance at June 30, 1994........................................     292,134     271,052     21,082       --
                                                                  ----------  ----------  ---------  ------------
  Contributions.................................................      30,412      30,412     --           --
  Distributions.................................................     (19,296)    (17,843)    (1,453)      --
  Net Income....................................................      10,294       9,519        775       --
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1994....................................     313,544     293,140     20,404       --
                                                                  ----------  ----------  ---------  ------------
  Distributions.................................................     (38,898)    (36,003)    (2,895)      --
  Unit Conversions..............................................      --           1,005     (1,005)      --
  Net Income....................................................      12,123      11,215        908       --
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1995....................................     286,769     269,357     17,412       --
                                                                  ----------  ----------  ---------  ------------
  Contributions.................................................     268,133     244,269     23,864       --
  Distributions.................................................     (54,318)    (50,418)    (3,900)      --
  Unit Conversions..............................................      --             943       (943)      --
  Net Income....................................................      34,648      32,018      2,630       --
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1996....................................  $  535,232  $  496,169  $  39,063   $   --
                                                                  ----------  ----------  ---------  ------------
                                                                  ----------  ----------  ---------  ------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                            STATEMENTS OF CASH FLOWS
                          AND CONTRIBUTING BUSINESSES
                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 THE OPERATING PARTNERSHIP          CONTRIBUTING
                                                         -----------------------------------------   BUSINESSES
                                                                                       SIX MONTHS   -------------
                                                          YEAR ENDED    YEAR ENDED       ENDED       SIX MONTHS
                                                         DECEMBER 31,  DECEMBER 31,   DECEMBER 31,      ENDED
                                                             1996          1995           1994      JUNE 30, 1994
                                                         ------------  -------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)....................................   $   34,648     $  12,123     $   10,294    $    (2,920)
  Adjustments to Reconcile Net Income (Loss) to Net
    Cash Provided by Operating Activities:
    Depreciation.......................................        5,115         4,092          1,532          4,661
    Amortization of Interest Rate Protection Agreements
      and Deferred Financing Costs.....................          196           222            187            858
    Other Amortization.................................        1,195           995            384             83
    Equity in Income of Other Real Estate
      Partnerships.....................................      (20,130)       (7,841)        (6,767)       --
    Provision for Bad Debts............................           35           158         --            --
    Gain on Sales of Properties........................       (4,344)       --             --            --
    Extraordinary Items................................        2,273        --             --              1,449
    (Increase) Decrease in Accounts Receivable and
      Other Assets.....................................         (965)       (3,903)         1,223         (4,544)
    Increase in Deferred Rent Receivable...............       (1,179)         (606)          (457)           (92)
    Increase (Decrease) in Accounts Payable, Accrued
      Expenses, Rents Received in Advance and Security
      Deposits.........................................         (498)        2,295        (16,695)         7,692
    Increase in Organization Costs.....................          (32)         (115)        --             (1,466)
    (Increase) Decrease in Restricted Cash.............        2,557        (3,238)        --               (810)
                                                         ------------  -------------  ------------  -------------
      Net Cash Provided by Operating Activities........       18,871         4,182        (10,299)         4,911
                                                         ------------  -------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of and Additions to Investment in Real
    Estate.............................................     (221,282)      (67,605)       (62,449)      (367,257)
  Proceeds from Sale of Investment in Real Estate......       14,972        --             --            --
  (Increase) Decrease in Restricted Cash...............       --            --             --             (7,500)
  Contributions to Investment in Other Real Estate
    Partnerships.......................................      (25,473)       (6,664)        (4,051)       --
  Distributions from Investment in Other Real Estate
    Partnerships.......................................       29,110        33,363          5,148        --
                                                         ------------  -------------  ------------  -------------
      Net Cash Used in Investing Activities............     (202,673)      (40,906)       (61,352)      (374,757)
                                                         ------------  -------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions........................................      244,269        --             30,412        348,243
  Distributions........................................      (47,991)      (38,592)        (9,648)       (29,011)
  Proceeds from Mortgage Loans Payable.................       36,750        --             --            381,743
  Repayments on Mortgage Loans Payable.................         (589)       --             --           (268,935)
  Proceeds from Acquisition Facilities Payable.........      103,523        83,943         48,700          5,000
  Repayments on Acquisition Facilities Payable.........     (147,358)       (2,958)        --            --
  Proceeds from Construction Loans Payable.............       --             4,873         --            --
  Repayment of Construction Loans Payable..............       (4,873)       --             --            --
  Repayment of Notes Payable...........................       --            --             --            (34,553)
  Cost of Debt Issuance and Interest Rate Protection
    Agreements.........................................       (1,768)       (4,084)        (3,232)       (28,335)
  Prepayment Fee.......................................         (359)       --             --            --
                                                         ------------  -------------  ------------  -------------
      Net Cash Provided by Financing Activities........      181,604        43,182         66,232        374,152
                                                         ------------  -------------  ------------  -------------
  Net Increase (Decrease) in Cash and Cash
    Equivalents........................................       (2,198)        6,458         (5,419)         4,306
  Cash and Cash Equivalents, Beginning of Period.......        6,493            35          5,454          2,812
                                                         ------------  -------------  ------------  -------------
  Cash and Cash Equivalents, End of Period.............   $    4,295     $   6,493     $       35    $     7,118
                                                         ------------  -------------  ------------  -------------
                                                         ------------  -------------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

1. ORGANIZATION AND FORMATION

    First Industrial, L.P. (the "Operating Partnership") was organized as a limited partnership in the state of Delaware on November 23, 1993. The sole general partner is First Industrial Realty Trust, Inc. (the "Company") with an approximate 92.4% ownership interest at December 31, 1996. The limited partners owned approximately a 7.6% aggregate ownership interest at December 31, 1996. The Company is a real estate investment trust (REIT) as defined in the Internal Revenue Code. The Company's operations are conducted primarily through the Operating Partnership. As of December 31, 1996, the Operating Partnership directly owned 137 in-service properties, containing an aggregate of approximately 12.7 million square feet (unaudited) of gross leasable area ("GLA"), as well as a 99% limited partnership interest (subject in one case as described below to a preferred limited partnership interest) in First Industrial Financing Partnership, L.P. (the "Financing Partnership"), First Industrial Securities, L.P. (the "Securities Partnership"), First Industrial Mortgage Partnership, L.P. (the "Mortgage Partnership"), First Industrial Pennsylvania Partnership, L.P. (the "Pennsylvania Partnership"), First Industrial Harrisburg, L.P. (the "Harrisburg Partnership"), First Industrial Indianapolis, L.P. (the "Indianapolis Partnership") and First Industrial Development Services Group, L.P. (together, the "Other Real Estate Partnerships"). On a combined basis, as of December 31, 1996, the Other Real Estate Partnerships owned 242 in-service properties containing an aggregate of approximately 20.0 million square feet (unaudited) of GLA. Of the 242 properties owned by the Other Real Estate Partnerships, 195 were owned by the Financing Partnership, 19 were owned by the Securities Partnership, 23 were owned by the Mortgage Partnership, one was owned by the Pennsylvania Partnership, three were owned by the Harrisburg Partnership and one was owned by the Indianapolis Partnership.

    The general partners of the Other Real Estate Partnerships are separate corporations, each with a one percent general partnership interest. Each general partner of the Other Real Estate Partnerships is a wholly owned subsidiary of the Company. The general partner of the Securities Partnership, First Industrial Securities Corporation, also owns a preferred limited partnership interest which entitles it to receive a fixed quarterly distribution, and results in it being allocated income in the same amount, equal to the fixed quarterly dividend the Company pays on its 9.5% Series A Preferred Stock.

    Profits, losses and distributions of the Operating Partnership are allocated to the general partner and the limited partners in accordance with the provisions contained within its restated and amended partnership agreement.

    On June 30, 1994, the Company completed its initial public offering of 15,175,000 shares of $.01 par value common stock (the "Initial Offering") and, in July 1994, issued an additional 1,400,000 shares pursuant to an over-allotment option. The proceeds per share in the Initial Offering and the over-allotment option was $23.50, resulting in gross offering proceeds of approximately $389,512. Net of underwriters' discount and total offering expenses, the Company received approximately $355,217 in proceeds from the Initial Offering and the over-allotment option. The net proceeds received from the Initial Offering and subsequent equity offerings (See Note 6) are reflected in the Operating Partnership's financial statements as contributions. On June 30, 1994, the Company (through the Financing Partnership) borrowed $300,000 (the "1994 Mortgage Loan") from an institutional lender. The net proceeds from the Initial Offering and the 1994 Mortgage Loan were used primarily to acquire properties, repay indebtedness and pay certain fees and expenses. The Company and the Operating Partnership began operations on July 1, 1994.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. BASIS OF PRESENTATION

    The accompanying financial statements as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and for the six month period ended December 31, 1994 present the ownership and operating results of the properties owned directly by the Operating Partnership. Such financial statements present the Operating Partnership's limited partnership interests in each of the Other Real Estate Partnerships under the equity method of accounting.

    The combined statements of operations, changes in partners' capital and net deficit and cash flows for the six months ended June 30, 1994 reflect the operations, equity and deficit and cash flows of the properties and business contributed by The Shidler Group and the properties and business contributed by three other contributing businesses (together, the "Contributing Businesses") at or prior to the consummation of the Initial Offering.

    Purchase accounting has been applied when ownership interests in properties were acquired for cash. The historical cost basis of properties has been carried over when the Contributing Businesses ownership interests were exchanged for units in the Operating Partnership (the "Units") and purchase accounting has been used for all other properties that were acquired for Units.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    In order to conform with generally accepted accounting principles, management, in preparation of the Operating Partnership's financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 31, 1996 and 1995, and the reported amounts of revenues and expenses for the years ended December 31, 1996 and 1995 and the six months ended December 31, 1994 and June 30, 1994. Actual results could differ from those estimates.

    REVENUE RECOGNITION:

    Rental income is recognized on a straight-line method under which contractual rent increases are recognized evenly over the lease term. Tenant recovery income includes payments from tenants for taxes, insurance and other property operating expenses and is recognized as revenues in the same period the related expenses are incurred by the Operating Partnership.

    The Operating Partnership provides an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the consolidated balance sheets are shown net of an allowance for doubtful accounts of $221 and $186 as of December 31, 1996 and December 31, 1995, respectively.

    INVESTMENT IN REAL ESTATE AND DEPRECIATION:

    Effective January 1, 1995, the Operating Partnership adopted Financial Accounting Standards Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Real estate assets are carried at the lower of depreciated cost or fair value as determined by the Operating Partnership. The Operating Partnership reviews its properties on a quarterly basis for impairment and provides a provision if impairments are determined. First, to determine if impairment may exist, the Operating Partnership reviews its properties and identifies those which have had either an event

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of change or event of circumstances warranting further assessment of recoverability. Then, the Operating Partnership estimates the fair value of those properties on an individual basis by capitalizing the expected net operating income and discounting the expected cash flows of the properties. Such amounts are then compared to the property's depreciated cost to determine whether an impairment exists.

    Interest expense, real estate taxes and other directly related expenses incurred during construction periods are capitalized and depreciated commencing with the date placed in service, on the same basis as the related assets. Depreciation expense is computed using the straight-line method based on the following useful lives:

                                                                                      YEARS
                                                                                   -----------
Buildings and Improvements.......................................................  31.5 to 40
Land Improvements................................................................  15
Furniture, Fixtures and Equipment................................................  5 to 10

    Construction expenditures for tenant improvements and leasing commissions are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred. Expenditures for improvements are capitalized.

    When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss.

    INVESTMENT IN OTHER REAL ESTATE PARTNERSHIPS:

    Investment in Other Real Estate Partnerships represents the Operating Partnership's limited partnership interests in the Other Real Estate Partnerships. The Operating Partnership accounts for its Investment in Other Real Estate Partnerships under the equity method of accounting. Under the equity method of accounting, the Operating Partnership's share of earnings or losses of the Other Real Estate Partnerships is reflected in income as earned and contributions or distributions increase or decrease, respectively, the Operating Partnership's Investment in Other Real Estate Partnerships as paid or received, respectively.

    CASH AND CASH EQUIVALENTS:

    Cash and Cash Equivalents include all cash and liquid investments with an initial maturity of three months or less. The carrying amount approximates fair value due to the short maturity of these investments.

    INCOME TAXES:

    In accordance with partnership taxation, each of the partners are responsible for reporting their shares of taxable income or loss.

    The Operating Partnership is subject to certain state and local income, excise and franchise taxes. The provision for such state and local taxes has been reflected in general and administrative expense in the statement of operations and has not been separately stated due to its insignificance.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Operating Partnership's financial instruments include short-term investments, tenant accounts receivable, accounts payable, other accrued expenses, construction loans payable, acquisition facilities payable and promissory notes payable. The fair values of these financial instruments were not materially different from their carrying or contract values. The Operating Partnership's financial instruments also include mortgage loans for which the fair value was not materially different from its carrying value. The determination of the fair value of the mortgage loans was made using available market information and appropriate valuation techniques. The Operating Partnership's financial instruments also include interest rate protection agreements as described in the next paragraph.

    DERIVATIVE FINANCIAL INSTRUMENTS:

    The Operating Partnership's interest rate protection agreements (together, the "Agreements") are used to hedge the interest rate on the 1994 Mortgage Loan. As such, receipts or payments resulting from the Agreements are recognized as adjustments to equity in income of Other Real Estate Partnerships (specifically, the Financing Partnership). The credit risks associated with the Agreements are controlled through the evaluation and monitoring of the creditworthiness of the counterparty. In the event that the counterparty fails to meet the terms of the Agreements, the Operating Partnership's exposure is limited to the current value of the interest rate differential, not the notional amount, and the Operating Partnership's carrying balance of the Agreements on the balance sheet. The Agreements have been executed with a creditworthy financial institution. As such, the Operating Partnership considers the risk of nonperformance to be remote. In the event that the Operating Partnership terminates the Agreements, the Operating Partnership would recognize a gain (loss) from the disposition of the Agreements equal to the amount of cash received or paid at termination less the carrying balance of the Agreements on the Operating Partnership's balance sheet.

    At December 31, 1996, the fair market value of the Agreements was approximately $3.8 million, which was greater than the $1.7 million net book value by approximately $2.1 million. The fair market value was determined by a third party evaluation and is based on estimated discounted future cash flows.

    DEFERRED FINANCING COSTS:

    Deferred financing costs include fees and costs incurred to obtain long-term financing. These fees and costs are being amortized over the terms of the respective loans. Accumulated amortization of deferred financing costs was $32 and $957 at December 31, 1996 and 1995, respectively. Unamortized deferred financing fees are written-off when debt is retired before the maturity date (see Note 12).

4. INVESTMENT IN OTHER REAL ESTATE PARTNERSHIPS

    The Investment in Other Real Estate Partnerships reflects the Operating Partnership's 99% limited partnership equity interest in the entities described in Note 1 to these financial statements.

    Summarized financial information as derived from the audited financial statements of the Other Real Estate Partnerships is shown below.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. INVESTMENT IN OTHER REAL ESTATE PARTNERSHIPS (CONTINUED)
Combined Balance Sheets:

                                                                           DECEMBER 31,  DECEMBER 31,
                                                                               1996          1995
                                                                           ------------  ------------
                                 ASSETS
Assets:
    Investment in Real Estate, Net.......................................   $  613,685    $  597,227
    Other Assets.........................................................       48,602        45,938
                                                                           ------------  ------------
        Total Assets.....................................................   $  662,287    $  643,165
                                                                           ------------  ------------
                                                                           ------------  ------------
                    LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
    Mortgage Loans Payable...............................................   $  346,504    $  346,850
    Other Liabilities....................................................       13,326        10,714
                                                                           ------------  ------------
        Total Liabilities................................................      359,830       357,564
                                                                           ------------  ------------
Partners' Capital........................................................      302,457       285,601
                                                                           ------------  ------------
        Total Liabilities and Partners' Capital..........................   $  662,287    $  643,165
                                                                           ------------  ------------
                                                                           ------------  ------------

Combined Statements of Operations:

                                                                                         SIX MONTH
                                                                                           PERIOD
                                                             YEAR ENDED    YEAR ENDED      ENDED
                                                            DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                1996          1995          1994
                                                            ------------  ------------  ------------
Total Revenues............................................   $  102,322    $   79,032    $   36,953
                                                            ------------  ------------  ------------
Property Expenses.........................................       28,933        20,824         9,733
Interest Expense..........................................       24,268        22,010         9,781
Amortization of Interest Rate Protection Agreements and
  Deferred Financing Costs................................        3,090         4,216         2,717
Depreciation and Other Amortization.......................       21,737        17,177         7,886
Disposition of Interest Rate Protection Agreement.........       --             6,410        --
                                                            ------------  ------------  ------------
Net Income................................................   $   24,294    $    8,395    $    6,836
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE

    MORTGAGE LOANS:

    On March 20, 1996, the Operating Partnership entered into a $36,750 mortgage loan (the "CIGNA Loan") that is collateralized by seven properties in Indianapolis, Indiana and three properties in Cincinnati, Ohio. The CIGNA Loan bears interest at a fixed interest rate of 7.5% and provides for monthly principal and interest payments based on a 25-year amortization schedule. The CIGNA Loan will mature on April 1, 2003. The outstanding mortgage loan balance at December 31, 1996 was approximately $36,363. Interest payable related to the CIGNA Loan was $0 at December 31, 1996.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE (CONTINUED)
    On March 20, 1996, the Operating Partnership assumed a $6,424 mortgage loan and a $2,993 mortgage loan (together, the "Assumed Loans") that are collateralized by 13 properties in Indianapolis, Indiana and one property in Indianapolis, Indiana, respectively. The Assumed Loans bear interest at a fixed rate of 9.25% and provide for monthly principal and interest payments based on a 16.75-year amortization schedule. The Assumed Loans will mature on January 1, 2013. At December 31, 1996, the outstanding mortgage loan balances under the $6,424 mortgage loan and $2,993 mortgage loan were approximately $6,286 and $2,929, respectively. Interest payable related to the Assumed Loans was $0 at December 31, 1996.

    ACQUISITION FACILITIES:

    On June 30, 1994, the Operating Partnership entered into a three-year, $100,000 collateralized revolving credit facility (the "1994 Acquisition Facility"). During the quarter ended June 30, 1995, the capacity of the 1994 Acquisition Facility was increased to $150,000. The Operating Partnership could borrow under the facility to finance the acquisition of additional properties and for other purposes, including to obtain additional working capital. The Company had guaranteed repayment of the 1994 Acquisition Facility. Borrowings under the 1994 Acquisition Facility bore interest at a floating rate equal to LIBOR plus 2.0% or a "Corporate Base Rate" plus .5%, at the Operating Partnership's election. Effective July 12, 1996, the lenders reduced the interest rate to LIBOR plus 1.75%. Under the 1994 Acquisition Facility, LIBOR contracts were entered into by the Operating Partnership as draws were made. Borrowings under the 1994 Acquisition Facility at December 31, 1995 were $36,941. Interest payable related to the 1994 Acquisition Facility was $488 at December 31, 1995. In December 1996, the Operating Partnership terminated the 1994 Acquisition Facility (see Note 12) and entered into a $200 million unsecured revolving credit facility (the "1996 Unsecured Acquisition Facility") which initially bears interest at LIBOR plus 1.10% or a "Corporate Base Rate" plus .25% and provides for interest only payments until the maturity date. At December 31, 1996, borrowings under the 1996 Acquisition Facility bore interest at a weighted average interest rate of 8.25%. The borrowings under the 1996 Unsecured Acquisition Facility were converted to an interest rate of 6.6% on January 7, 1997. The Operating Partnership may borrow under the facility to finance the acquisition of additional properties and for other purposes, including to obtain additional working capital. The 1996 Unsecured Acquisition Facility matures in April 2000. Borrowings under the 1996 Unsecured Acquisition Facility at December 31, 1996 were $4,400. Interest payable related to the 1996 Unsecured Acquisition Facility was $3 at December 31, 1996. The 1996 Unsecured Acquisition Facility contains certain financial covenants relating to debt service coverage, market value net worth, distribution payout ratio and total funded indebtedness.

    In December 1995, the Operating Partnership entered into a $24,219 collateralized revolving credit facility (the "1995 Acquisition Facility"). The 1995 Acquisition Facility was paid off in full and retired in February 1996 with a portion of the proceeds of the February 1996 Equity Offering (hereinafter defined). The 1995 Acquisition Facility was collateralized by six properties and bore interest at a floating rate of LIBOR plus 2.45%. As of December 31, 1995, borrowings under the 1995 Acquisition Facility were $11,294 and bore interest at a rate of 8.3%. Interest payable related to the 1995 Acquisition Facility was $27 at December 31, 1995. The Operating Partnership terminated the 1995 Acquisition Facility in February 1996 (See Note 12).

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE (CONTINUED)
    In May 1996, the Operating Partnership entered into a $10,000 collateralized revolving credit facility (the "1996 Credit Line"). The 1996 Credit Line was collateralized by three properties. The Company had guaranteed repayment of the 1996 Credit Line. Borrowings under the 1996 Credit Line bore interest at a floating rate from LIBOR plus 2.45% to LIBOR plus 2.75%, depending on the term of the interest rate option. The 1996 Credit Line would have matured on December 14, 1998. The Operating Partnership terminated the 1996 Credit Line in November 1996 (See Note 12).

    In September 1996, the Operating Partnership entered into a $40,000 revolving credit facility (the "1996 Acquisition Facility"). The Operating Partnership could have borrowed under the facility to finance the acquisition of additional properties and for other purposes, including to obtain additional working capital. The Company had guaranteed the repayment of the 1996 Acquisition Facility. The 1996 Acquisition Facility would have matured on March 31, 1997. Borrowings under the 1996 Acquisition Facility bore interest at a floating rate equal to LIBOR plus 2.0% or a "Corporate Base Rate" plus .5%, at the Operating Partnership's election. The Operating Partnership terminated the 1996 Acquisition Facility in November 1996 (See Note 12).

    CONSTRUCTION LOANS:

    In 1995, the Operating Partnership entered into two construction loans (together, the "Construction Loans") with commercial banks providing total funding commitments of $5,860. Both construction loans were paid off in full and retired in February 1996 with a portion of the proceeds of the February 1996 Equity Offering (hereinafter defined) (See Note 12). At December 31, 1995, the Operating Partnership had borrowed $4,873 under such construction loans which were collateralized by two properties held by the Operating Partnership. Such borrowings bore interest at LIBOR plus 2.0% and provided for interest only payments.

    PROMISSORY NOTES PAYABLE:

    On September 30, 1996, the Operating Partnership entered into a $6,489 promissory note and a $3,430 promissory note (together, the "Promissory Notes") as partial consideration for the purchase of two properties in Columbus, Ohio. The $6,489 promissory note was collateralized by a letter of credit pledged by the Operating Partnership in the amount of $2,715. The $3,430 promissory note was collateralized by a letter of credit pledged by the Operating Partnership in the amount of $967. Both promissory notes bore interest at 8% and matured on January 6, 1997, at which time they were repaid and the letters of credit were released. Interest payable related to both promissory notes was $68 at December 31, 1996.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE (CONTINUED)
    The following is a schedule of mortgage principal payments and maturities of the mortgage loans, acquisition facilities and promissory notes for the next five years ending December 31, and thereafter:

                                                                                      AMOUNT
                                                                                     ---------
1997...............................................................................  $  10,663
1998...............................................................................        877
1999...............................................................................        950
2000...............................................................................      5,430
2001...............................................................................      1,117
  Thereafter.......................................................................     40,860
                                                                                     ---------
    Total                                                                            $  59,897
                                                                                     ---------
                                                                                     ---------

6. PARTNERS' CAPITAL

    On February 2, 1996, the Company issued 5,175,000 shares of $.01 par value common stock (the "February 1996 Equity Offering"). The net proceeds of $106,343 received from the February 1996 Equity Offering are reflected in the Operating Parnership's financial statements as contributions.

    On October 25, 1996, the Company issued 5,750,000 shares of $.01 par value common stock (the "October 1996 Equity Offering"). The net proceeds of $137,697 received from the October 1996 Equity Offering are reflected in the Operating Parnership's financial statements as contributions.

7. SALES OF REAL ESTATE

    In 1996, the Operating Partnership sold a property located in suburban Detroit, Michigan, three properties located in Huntsville, Alabama, one property located in Grand Rapids, Michigan, and one property located in Atlanta, Georgia. Gross proceeds from these sales were approximately $15.0 million. The gain on sales was approximately $4.3 million.

8. RELATED PARTY TRANSACTIONS

    The Operating Partnership leases office space in Chicago, Illinois from an affiliate of The Shidler Group at an aggregate annual cost of approximately $131.

    On December 5, 1994, the Operating Partnership purchased for approximately $.9 million, five acres of land from a partnership in which an officer and director of the Company owns approximately a 2.5% general partner interest.

    The Operating Partnership often obtains title insurance coverage for its properties from an entity which an independent director of the Company became the President, Chief Executive Officer and a director of in 1996.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. EMPLOYEE BENEFIT PLANS

    In September 1994, the Board of Directors approved and the Company adopted a 401(k)/Profit Sharing Plan on behalf of the employees of the Operating Partnership. Under the Company's 401(k)/Profit Sharing Plan, all eligible employees may participate by making voluntary contributions. The Operating Partnership may make, but is not required to make, matching contributions. For the years ended December 31, 1996 and 1995, the Operating Partnership did not make any matching contributions. In March 1996, the Board of Directors approved and the Company adopted a Deferred Income Plan (the "Plan") on behalf of the employees of the Operating Partnership. Under the Plan, 138,500 unit awards were granted, providing the recipients with deferred income benefits which vest over three years in quarterly installments. The expense related to these deferred income benefits is included in general and administrative expenses in the statements of operations. In the first quarter of 1997, approximately $141 was paid to the recipients under the Plan.

10. FUTURE RENTAL REVENUES

    The Operating Partnership's properties are leased to tenants under net and semi-net operating leases. Minimum lease payments receivable, excluding tenant reimbursements of expenses, under noncancelable operating leases in effect as of December 31, 1996 are approximately as follows:

1997..............................................................  $  36,864
1998..............................................................     31,207
1999..............................................................     25,706
2000..............................................................     17,384
2001..............................................................     13,020
Thereafter........................................................     35,684
                                                                    ---------
      Total                                                         $ 159,865
                                                                    ---------
                                                                    ---------

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                                                    CONTRIBUTING
                                                                 THE OPERATING PARTNERSHIP           BUSINESSES
                                                          ----------------------------------------  ------------
                                                                                       SIX MONTHS    SIX MONTHS
                                                           YEAR ENDED    YEAR ENDED      ENDED         ENDED
                                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,    JUNE 30,
                                                              1996          1995          1994          1994
                                                          ------------  ------------  ------------  ------------
  Interest paid, net of capitalized interest............   $    5,069    $    6,255    $      678    $   13,697
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
  Interest capitalized..................................   $      501    $      266    $       20    $   --
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Supplemental schedule of noncash investing and financing
  activities:

  Distribution payable on Units.........................   $   16,281    $    9,954    $    9,648    $   --
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
  Sale of interest rate protection agreements...........   $   --        $    4,380    $   --        $   --
  Purchase of interest rate protection agreements.......       --            (4,380)       --            --
                                                          ------------  ------------  ------------  ------------
                                                           $   --        $   --        $   --        $   --
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
In conjunction with the property acquisitions, the
  following assets and liabilities were assumed:
  Purchase of real estate...............................   $  252,991    $   63,855    $   66,230    $  372,642
  Mortgage loans........................................       (9,417)       --            --            --
  Promissory notes......................................       (9,919)       --            --            --
  Units.................................................      (23,863)       --            --            --
  Accounts receivable...................................       --               153            80         2,453
  Accounts payable and accrued expenses.................       (2,626)       (1,115)         (991)       (4,642)
  Acquisitions of interests in properties...............       --            --            --            (4,281)
                                                          ------------  ------------  ------------  ------------
  Acquisition of real estate............................   $  207,166    $   62,893    $   65,319    $  366,172
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------

    In conjunction with the capitalization of the Other Real Estate Partnerships in 1995, the following assets and liabilities were contributed:

Land...............................................................  $  20,151
Building and improvements..........................................    115,192
Accumulated depreciation...........................................     (3,446)
Restricted cash....................................................        802
Deferred rent receivable...........................................        387
Deferred financing costs...........................................        854
Prepaid expenses and other assets..................................        579
Acquisition facilities payable.....................................    (81,450)
Accounts payable and accrued expenses..............................       (513)
                                                                     ---------
    Investment in affiliates.......................................  $  52,556
                                                                     ---------
                                                                     ---------

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. EXTRAORDINARY ITEMS

    Upon consummation of the Initial Offering, certain Contributing Businesses' loans were paid off and the related unamortized deferred financing fees totaling $1,449 were written off. The write-off is shown as an extraordinary loss in the combined statement of operations of the Contributing Businesses for the six months ended June 30, 1994.

    In 1996, the Operating Partnership terminated the 1994 Acquisition Facility, the 1995 Acquisition Facility, the 1996 Acquisition Facility, the Construction Loans and the 1996 Credit Line before their contractual maturity date. The resulting write-off of unamortized deferred financing costs and prepayment fee incurred to retire the above mentioned loans is shown as an extraordinary loss in the statement of operations for the year ended December 31, 1996.

13. COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Operating Partnership is involved in legal actions arising from the ownership of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the financial position, operations or liquidity of the Operating Partnership.

    Nine properties have leases granting the tenants options to purchase the property. Such options are exercisable at various times and at appraised fair market value or at a fixed purchase price generally in excess of the Operating Partnership's purchase price. The Operating Partnership has not received notice for the exercise of any tenant purchase options.

    The Operating Partnership has committed to the construction of two light industrial and five bulk warehouse properties totaling approximately 1.0 million square feet (unaudited). The estimated total construction costs are approximately $27.4 million (unaudited). The Operating Partnership is not acting as the general contractor for these construction projects.

    The Operating Partnership is the guarantor of the 1994 Mortgage Loan.

14. SUBSEQUENT EVENTS (UNAUDITED)

    On January 9, 1997, the Operating Partnership purchased a 482,400 square foot bulk warehouse located in Indianapolis, Indiana for approximately $7.1 million.

    On January 31, 1997, the Operating Partnership purchased 10 bulk warehouses and 29 light industrial properties located in Long Island, New York and northern New Jersey totaling 2,733,414 square feet for approximately $138.8 million.

    On February 20, 1997, the Operating Partnership purchased a 58,746 square foot light industrial property in Dayton, Ohio. The purchase price for the property was approximately $1.5 million.

    On March 4, 1997, the Operating Partnership declared a distribution of $.505 per unit payable on April 21, 1997 to unitholders of record on March 31, 1997.

    On March 21, 1997, the Operating Partnership purchased a 179,400 square foot bulk warehouse in Taylor, Michigan for approximately $5.1 million.

    On March 28, 1997, the Operating Partnership purchased a 84,956 square foot light industrial property in Buffalo Grove, Illinois for approximately $4.1 million.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    On March 31, 1997, the Operating Partnership purchased a 112,082 square foot light industrial property in New Brighton, Minnesota for approximately $3.2 million.

    On March 31, 1997, the Operating Partnership purchased a 79,675 square foot light industrial property in Brooklyn Park, Minnesota for approximately $4.4 million.

    On April 3, 1997, the Operating Partnership purchased a 49,190 square foot light industrial property in Eden Prairie, Minnesota for approximately $2.1 million.

    On April 4, 1997, the Operating Partnership purchased a 243,000 square foot bulk warehouse property in Columbus, Ohio for approximately $5.4 million.

    On April 4, 1997, the Operating Partnership borrowed $309.8 million from an institutional lender (the "Defeasance Loan"). The Defeasance Loan is unsecured, bears interest at LIBOR plus 1% and matures July 1, 1999, unless extended by the Operating Partnership, subject to certain conditions, for an additional two-year period, thereby maturing July 1, 2001. The gross proceeds from the Defeasance Loan were contributed to the Financing Partnership, which used the gross proceeds to defease (as defined by the terms of the 1994 Mortgage Loan agreement) the 1994 Mortgage Loan.

15. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

    The following Pro Forma Condensed Statements of Operations for the years ended December 31, 1996 and 1995 are presented as if the acquisition of 128 properties between January 1, 1995 and December 31, 1996 and the February 1996 Equity Offering and the October 1996 Equity Offering had occurred at January 1, 1995, and therefore include pro forma information. The pro forma information is based upon historical information and does not purport to present what actual results would have been had such transactions, in fact, occurred at January 1, 1995, or to project results for any future period.

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                           1996          1995
                                                                                       ------------  ------------
Total Revenues.......................................................................   $   52,283    $   57,918
Property Expenses....................................................................       13,914        16,723
General and Administrative Expense...................................................        4,014         3,792
Interest Expense.....................................................................        4,991         7,811
Depreciation and Amortization........................................................        8,695        10,059
                                                                                       ------------  ------------
Income Before Gain on Sales of Properties, Equity in Income of Other Real Estate
 Partnerships and Extraordinary loss.................................................       20,669        19,533
Gain on Sales of Properties..........................................................        4,344        --
                                                                                       ------------  ------------
Income Before Equity in Income of Other Real Estate Partnerships.....................       25,013        19,533
Equity in Income of Other Real Estate Partnerships...................................       20,130         7,841
                                                                                       ------------  ------------
Income Before Extraordinary Loss.....................................................   $   45,143    $   27,374
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
ATLANTA
700 Westlake Parkway                  Atlanta, GA                          $     213   $   1,551     $     509    $     223
800 Westlake Parkway                  Atlanta, GA                                450       2,645           350          479
900 Westlake Parkway                  Atlanta, GA                                266           0             1          267
4050 Southmeadow Parkway              Atlanta, GA                                401       2,813           157          425
4051 Southmeadow Parkway              Atlanta, GA                                697       3,486           686          726
4071 Southmeadow Parkway              Atlanta, GA                                750       4,460           714          828
4081 Southmeadow Parkway              Atlanta, GA                              1,012       5,450           611        1,157
1875 Rockdale Industrial              Atlanta, GA
  Blvd.                                                                          386       2,264            30          386
1605 Indian Brook Way                 Gwinnett, GA                             1,008       3,800         1,180        1,012
3312 N. Berkeley Lake Road             Duluth, GA                              2,937      16,644           777        3,045
5015 Oakbrook Parkway                 Atlanta, GA                              1,183           0         3,271        1,247
]5570 Tulane Drive (c)                Atlanta, GA                                527       2,984           129          546
3495 Bankhead Highway (c)             Atlanta, GA                                983       5,568           148        1,003
755 Selig Drive                       Atlanta, GA                                143         808            88          155
CHICAGO
305-311 Era Drive                    Northbrook, IL                              200       1,154           133          205
700-714 Landwehr Road                Northbrook, IL                              357       2,052           101          357
4330 South Racine Avenue              Chicago, IL                                448       1,893           239          468
13040 S. Crawford Ave.                 Alsip, IL                               1,073       6,193            24        1,073
12241 Melrose Street               Franklin Park, IL                             332       1,931         1,066          469
7200 S Leamington                   Bedford Park, IL                             798       4,595           159          818
12301-12325 S Laramie Ave              Alsip, IL                                 650       3,692           424          659
6300 W Howard Street                   Niles, IL                                 743       4,208           343          782
301 Hintz                             Wheeling, IL                               160         905            71          167
301 Alice                             Wheeling, IL                               218       1,236            58          225
410 W 169th Street                 South Holland, IL                             462       2,618           124          476
CINCINNATI
9900-9970 Princeton                  Cincinnati, OH                   (a)        545       3,088           616          566
2940 Highland Avenue                 Cincinnati, OH                   (a)      1,717       9,730           415        1,770
4700-4750 Creek Road                 Cincinnati, OH                   (a)      1,080       6,118           267        1,109
4860 Duff Drive                      Cincinnati, OH                               67         378             8           68
4866 Duff Drive                      Cincinnati, OH                               67         379             7           68
4884 Duff Drive                      Cincinnati, OH                              104         591            13          106
4890 Duff Drive                      Cincinnati, OH                              104         592            12          106
9636-9643 Interocean Drive           Cincinnati, OH                              123         695            14          125


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
ATLANTA
700 Westlake Parkway            $   2,050    $   2,273    $     165          1990          (g)
800 Westlake Parkway                2,966        3,445          204          1991          (g)
900 Westlake Parkway                    0          267            0
4050 Southmeadow Parkway            2,946        3,371          203          1991          (g)
4051 Southmeadow Parkway            4,143        4,869          295          1989          (g)
4071 Southmeadow Parkway            5,096        5,924          351          1991          (g)
4081 Southmeadow Parkway            5,916        7,073          394          1989          (g)
1875 Rockdale Industrial
  Blvd.                             2,294        2,680          142          1966          (g)
1605 Indian Brook Way               4,976        5,988          138          1995          (g)
3312 N. Berkeley Lake Road         17,313       20,358          395          1969          (g)
5015 Oakbrook Parkway               3,207        4,454            0            (i)
]5570 Tulane Drive (c)              3,094        3,640            6          1996          (g)
3495 Bankhead Highway (c)           5,696        6,699           12          1986          (g)
755 Selig Drive                       884        1,039            0            (i)
CHICAGO
305-311 Era Drive                   1,282        1,487           83          1978          (g)
700-714 Landwehr Road               2,153        2,510          139          1978          (g)
4330 South Racine Avenue            2,112        2,580        1,135          1978          (g)
13040 S. Crawford Ave.              6,217        7,290          362          1976          (g)
12241 Melrose Street                2,860        3,329          175          1969          (g)
7200 S Leamington                   4,734        5,552          128          1950          (g)
12301-12325 S Laramie Ave           4,107        4,766          105          1975          (g)
6300 W Howard Street                4,512        5,294          110     1956/1964          (g)
301 Hintz                             969        1,136           24          1960          (g)
301 Alice                           1,287        1,512           32          1965          (g)
410 W 169th Street                  2,728        3,204           56          1974          (g)
CINCINNATI
9900-9970 Princeton                 3,683        4,249           70          1970          (g)
2940 Highland Avenue               10,092       11,862          209     1969/1974          (g)
4700-4750 Creek Road                6,356        7,465          132          1960          (g)
4860 Duff Drive                       385          453            1          1979          (g)
4866 Duff Drive                       385          453            1          1979          (g)
4884 Duff Drive                       602          708            1          1979          (g)
4890 Duff Drive                       602          708            1          1979          (g)
9636-9643 Interocean Drive            707          832            1          1983          (g)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
CLEVELAND
6675 Parkland Blvd                   Cleveland, OH                         $     548   $   3,103     $     154    $     569
COLUMBUS
6911 Americana Parkway                Columbus, OH                               314       1,777            74          321
3800 Lockbourne Industrial            Columbus, OH
  Parkway                                                                      1,133       6,421           165        1,153
3800 Groveport Road                   Columbus, OH                             2,145      12,154           173        2,163
DAYTON
6094-6104 Executive Blvd               Dayton, OH                                181       1,025            66          186
6202-6220 Executive Blvd               Dayton, OH                                268       1,521            86          275
6268-6294 Executive Blvd               Dayton, OH                                255       1,444            85          261
5749-5753 Executive Blvd               Dayton, OH                                 50         282            37           53
6230-6266 Executive Blvd               Dayton, OH                                271       1,534            72          279
DETROIT
21477 Bridge Street                  Southfield, MI                              244       1,386           214          253
46750 Port Street                     Plymouth, MI                               360          33         1,072          361
32450 N Avis Drive                Madison Heights, MI                            281       1,590            50          286
32200 N Avis Drive                Madison Heights, MI                            408       2,311            39          411
32440-32442 Industrial Drive      Madison Heights, MI                            120         679            81          123
32450 Industrial Drive            Madison Heights, MI                             65         369            18           66
11813 Hubbard                         Livonia, MI                                177       1,001            34          180
11844 Hubbard                         Livonia, MI                                189       1,069            61          191
11866 Hubbard                         Livonia, MI                                189       1,073            24          191
12050-12300 Hubbard (c)               Livonia, MI                                425       2,410            42          428
12707 Eckles Road                Plymouth Township, MI                           255       1,445           106          267
9300-9328 Harrison Rd                 Romulus, MI                                147         834            50          154
9330-9358 Harrison Rd                 Romulus, MI                                 81         456            29           84
28420-28448 Highland Rd               Romulus, MI                                143         809            48          149
28450-28478 Highland Rd               Romulus, MI                                 81         461            28           85
28421-28449 Highland Rd               Romulus, MI                                109         617            37          114
28451-28479 Highland Rd               Romulus, MI                                107         608            36          112
28825-28909 Highland Rd               Romulus, MI                                 70         395            24           73
28933-29017 Highland Rd               Romulus, MI                                112         634            38          117
28824-28908 Highland Rd               Romulus, MI                                134         760            43          140
28932-29016 Highland Rd               Romulus, MI                                123         694            40          128
9710-9734 Harrison Rd                 Romulus, MI                                125         706            41          130
9740-9772 Harrison Rd                 Romulus, MI                                132         749            43          138
9840-9868 Harrison Rd                 Romulus, MI                                144         815            46          150
9800-9824 Harrison Rd                 Romulus, MI                                117         664            40          123
29265-29285 Airport Dr                Romulus, MI                                140         794            46          147
29185-29225 Airport Dr                Romulus, MI                                140         792            46          146
29149-29165 Airport Dr                Romulus, MI                                216       1,225            70          226
29101-29115 Airport Dr                Romulus, MI                                130         738            43          136
29031-29045 Airport Dr                Romulus, MI                                124         704            41          130
29050-29062 Airport Dr                Romulus, MI                                127         718            42          133
29120-29134 Airport Dr                Romulus, MI                                161         912            52          168
29200-29214 Airport Dr                Romulus, MI                                170         963            55          178
9301-9339 Middlebelt Rd               Romulus, MI                                124         703            41          130
38200 Plymouth                        Livonia, MI                              2,700           0         2,617        2,753


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
CLEVELAND
6675 Parkland Blvd              $   3,236    $   3,805    $      20          1991          (g)
COLUMBUS
6911 Americana Parkway              1,844        2,165           38          1980          (g)
3800 Lockbourne Industrial
  Parkway                           6,566        7,719           54          1986          (g)
3800 Groveport Road                12,309       14,472          102          1986          (g)
DAYTON
6094-6104 Executive Blvd            1,086        1,272           16          1975          (g)
6202-6220 Executive Blvd            1,600        1,875           23          1976          (g)
6268-6294 Executive Blvd            1,523        1,784           22          1989          (g)
5749-5753 Executive Blvd              316          369            4          1975          (g)
6230-6266 Executive Blvd            1,598        1,877           13          1979          (g)
DETROIT
21477 Bridge Street                 1,591        1,844           66          1986          (g)
46750 Port Street                   1,104        1,465            1          1996          (g)
32450 N Avis Drive                  1,635        1,921           37          1974          (g)
32200 N Avis Drive                  2,347        2,758           53          1973          (g)
32440-32442 Industrial Drive          757          880           19          1979          (g)
32450 Industrial Drive                386          452            9          1979          (g)
11813 Hubbard                       1,032        1,212           23          1979          (g)
11844 Hubbard                       1,128        1,319           25          1979          (g)
11866 Hubbard                       1,095        1,286           25          1979          (g)
12050-12300 Hubbard (c)             2,449        2,877           56          1981          (g)
12707 Eckles Road                   1,539        1,806           16          1990          (g)
9300-9328 Harrison Rd                 877        1,031            4          1978          (g)
9330-9358 Harrison Rd                 482          566            2          1978          (g)
28420-28448 Highland Rd               851        1,000            4          1979          (g)
28450-28478 Highland Rd               485          570            2          1979          (g)
28421-28449 Highland Rd               649          763            3          1980          (g)
28451-28479 Highland Rd               639          751            3          1980          (g)
28825-28909 Highland Rd               416          489            2          1981          (g)
28933-29017 Highland Rd               667          784            3          1982          (g)
28824-28908 Highland Rd               797          937            3          1982          (g)
28932-29016 Highland Rd               729          857            3          1982          (g)
9710-9734 Harrison Rd                 742          872            3          1987          (g)
9740-9772 Harrison Rd                 786          924            3          1987          (g)
9840-9868 Harrison Rd                 855        1,005            4          1987          (g)
9800-9824 Harrison Rd                 698          821            3          1987          (g)
29265-29285 Airport Dr                833          980            3          1983          (g)
29185-29225 Airport Dr                832          978            3          1983          (g)
29149-29165 Airport Dr              1,285        1,511            5          1984          (g)
29101-29115 Airport Dr                775          911            3          1985          (g)
29031-29045 Airport Dr                739          869            3          1985          (g)
29050-29062 Airport Dr                754          887            3          1986          (g)
29120-29134 Airport Dr                957        1,125            4          1986          (g)
29200-29214 Airport Dr              1,010        1,188            4          1985          (g)
9301-9339 Middlebelt Rd               738          868            3          1983          (g)
38200 Plymouth                      2,564        5,317            0

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
INDIANAPOLIS
1445 Brookville Way                 Indianpolis, IN                   (a)  $     459   $   2,603     $     242    $     475
1440 Brookville Way                 Indianpolis, IN                   (a)        665       3,770           219          684
1240 Brookville Way                 Indianpolis, IN                   (a)        247       1,402           128          258
1220 Brookville Way                 Indianpolis, IN                   (a)        223          40            30          226
1345 Brookville Way                 Indianpolis, IN                   (b)        586       3,321           239          601
1350 Brookville Way                 Indianpolis, IN                   (a)        205       1,161            77          211
1315 Sadlier Circle E Dr            Indianpolis, IN                   (b)         57         322            39           61
1341 Sadlier Circle E Dr            Indianpolis, IN                   (b)        131         743            50          136
1322-1438 Sadlier Circle E          Indianpolis, IN
  Dr                                                                  (b)        145         822            75          152
1327-1441 Sadlier Circle E          Indianpolis, IN
  Dr                                                                  (b)        218       1,234            88          225
1304 Sadlier Circle E Dr            Indianpolis, IN                   (b)         71         405            46           75
1402 Sadlier Circle E Dr            Indianpolis, IN                   (b)        165         934            66          170
1504 Sadlier Circle E Dr            Indianpolis, IN                   (b)        219       1,238            70          225
1311 Sadlier Circle E Dr            Indianpolis, IN                   (b)         54         304            60           57
1365 Sadlier Circle E Dr            Indianpolis, IN                   (b)        121         688            49          126
1352-1354 Sadlier Circle E          Indianpolis, IN
  Dr                                                                  (b)        178       1,008            90          188
1338 Sadlier Circle E Dr            Indianpolis, IN                   (b)         81         460            48           85
1327 Sadlier Circle E Dr            Indianpolis, IN                   (b)         52         295            31           56
1428 Sadlier Circle E Dr            Indianpolis, IN                   (b)         21         117            23           23
1230 Brookville Way                 Indianpolis, IN                   (a)        103         586            40          109
6951 E 30th St                      Indianpolis, IN                              256       1,449            91          265
6701 E 30th St                      Indianpolis, IN                               78         443            40           82
6737 E 30th St                      Indianpolis, IN                              385       2,181           122          398
6555 E 30th St                      Indianpolis, IN                              840       4,760           129          855
2432-2436 Shadeland                 Indianpolis, IN                              212       1,199           167          229
8402-8440 E 33rd St                 Indianpolis, IN                              222       1,260            35          227
8520-8630 E 33rd St                 Indianpolis, IN                              326       1,848            50          333
8710-8768 E 33rd St                 Indianpolis, IN                              175         993            30          184
3316-3346 N. Pagosa Court           Indianpolis, IN                              325       1,842            50          332
3331 Raton Court                    Indianpolis, IN                              138         802            22          141
MILWAUKEE
6523 N. Sydney Place                 Milwaukee, WI                               172         976           140          176
8800 W Bradley                       Milwaukee, WI                               375       2,125           130          388
1435 North 113th St                  Wauwatosa, WI                               300       1,699            79          309
MINNEAPOLIS
6701 Parkway Circle               Brooklyn Center, MN                            350       2,131           343          377
6601 Shingle Creek Parkway        Brooklyn Center, MN                            411       2,813           484          502
10120 W 76th Street                 Eden Prairie, MN                             315       1,804            85          315
7615 Golden Triangle                Eden Prairie, MN                             268       1,532           255          268
7625 Golden Triangle                Eden Prairie, MN                             415       2,375           133          415
2605 Fernbrook Lane North             Plymouth, MN                               443       2,533           263          445
12155 Nicollet Ave.                  Burnsville, MN                              286           0         1,673          287
73rd Avenue North                  Brooklyn Park, MN                             504       2,856            73          512
1905 W Country Road C                Roseville, MN                               402       2,278            64          409
2730 Arthur Street                   Roseville, MN                               824       4,671            76          832
10205 51st Avenue North               Plymouth, MN                               180       1,020            68          187
4100 Peavey Road                       Chaska, MN                                399       2,261           124          415
11300 Hamshire Ave South            Bloomington, MN                              527       2,985           125          541
375 Rivertown Drive                   Woodbury, MN                             1,083       6,135           266        1,119
5205 Highway 169                      Plymouth, MN                               446       2,525           331          473
6451-6595 Citywest Parkway          Eden Prairie, MN                             525       2,975           110          538
7100-7198 Shady Oak Rd (d)          Eden Prairie, MN                           1,118       6,333           146        1,135
7500-7546 Washington Square         Eden Prairie, MN                             229       1,300            28          233


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
INDIANAPOLIS
1445 Brookville Way             $   2,829    $   3,304    $      61          1989          (g)
1440 Brookville Way                 3,970        4,654           81          1990          (g)
1240 Brookville Way                 1,519        1,777           32          1990          (g)
1220 Brookville Way                    67          293            1          1990          (g)
1345 Brookville Way                 3,545        4,146           74          1992          (g)
1350 Brookville Way                 1,232        1,443           25          1994          (g)
1315 Sadlier Circle E Dr              357          418            7     1970/1992          (g)
1341 Sadlier Circle E Dr              788          924           16     1971/1992          (g)
1322-1438 Sadlier Circle E
  Dr                                  890        1,042           18     1971/1992          (g)
1327-1441 Sadlier Circle E
  Dr                                1,315        1,540           28          1992          (g)
1304 Sadlier Circle E Dr              447          522            9     1971/1992          (g)
1402 Sadlier Circle E Dr              995        1,165           20     1970/1992          (g)
1504 Sadlier Circle E Dr            1,302        1,527           27     1971/1992          (g)
1311 Sadlier Circle E Dr              361          418            8     1971/1992          (g)
1365 Sadlier Circle E Dr              732          858           15     1971/1992          (g)
1352-1354 Sadlier Circle E
  Dr                                1,088        1,276           22     1970/1992          (g)
1338 Sadlier Circle E Dr              504          589           10     1971/1992          (g)
1327 Sadlier Circle E Dr              322          378            7     1971/1992          (g)
1428 Sadlier Circle E Dr              138          161            3     1971/1992          (g)
1230 Brookville Way                   620          729           13          1995          (g)
6951 E 30th St                      1,531        1,796           32          1995          (g)
6701 E 30th St                        479          561           10          1992          (g)
6737 E 30th St                      2,290        2,688           47          1995          (g)
6555 E 30th St                      4,874        5,729           71     1969/1981          (g)
2432-2436 Shadeland                 1,349        1,578           16          1968          (g)
8402-8440 E 33rd St                 1,290        1,517            8          1977          (g)
8520-8630 E 33rd St                 1,891        2,224           12          1976          (g)
8710-8768 E 33rd St                 1,014        1,198            7          1979          (g)
3316-3346 N. Pagosa Court           1,885        2,217           12          1977          (g)
3331 Raton Court                      821          962            5          1979          (g)
MILWAUKEE
6523 N. Sydney Place                1,112        1,288           29          1978          (g)
8800 W Bradley                      2,242        2,630           32          1982          (g)
1435 North 113th St                 1,769        2,078           11          1993          (g)
MINNEAPOLIS
6701 Parkway Circle                 2,447        2,824          178          1987          (g)
6601 Shingle Creek Parkway          3,206        3,708          243          1985          (g)
10120 W 76th Street                 1,889        2,204           87          1987          (g)
7615 Golden Triangle                1,787        2,055          123          1987          (g)
7625 Golden Triangle                2,508        2,923          150          1987          (g)
2605 Fernbrook Lane North           2,794        3,239          168          1987          (g)
12155 Nicollet Ave.                 1,672        1,959           48          1995          (g)
73rd Avenue North                   2,921        3,433           54          1995          (g)
1905 W Country Road C               2,335        2,744           44          1993          (g)
2730 Arthur Street                  4,739        5,571           89          1995          (g)
10205 51st Avenue North             1,081        1,268           20          1990          (g)
4100 Peavey Road                    2,369        2,784           34          1988          (g)
11300 Hamshire Ave South            3,096        3,637           38          1983          (g)
375 Rivertown Drive                 6,365        7,484           53          1996          (g)
5205 Highway 169                    2,829        3,302           26          1960          (g)
6451-6595 Citywest Parkway          3,072        3,610           25          1984          (g)
7100-7198 Shady Oak Rd (d)          6,462        7,597           40          1982          (g)
7500-7546 Washington Square         1,324        1,557            3          1975          (g)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
7550-7588 Washington Square         Eden Prairie, MN                       $     153   $     867     $      19    $     156
5240-5300 Valley Industrial         Eden Prairie, MN
  Blvd S                                                                         362       2,049            73          370
6656 Wedgewood Road                 Maple Grove, MN                              219      --               109          219
NASHVILLE
3099 Barry Drive                      Portland, TN                               418       2,368            49          424
3150 Barry Drive                      Portland, TN                               941       5,333           326          987
5599 Highway 31 West                  Portland, TN                               564       3,196            62          571
ST. LOUIS
2337 Centerline Drive                St. Louis, MO                    (b)        239       1,370           110          239
6951 N Hanley (c)                    Hazelwood, MO                               405       2,295            93          417
                                                            -------------  ---------  -----------  -------------  ---------
                                                                  $45,578  $  53,570   $ 272,934     $  27,277    $  55,425
                                                            -------------  ---------  -----------  -------------  ---------
                                                            -------------  ---------  -----------  -------------  ---------


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
7550-7588 Washington Square     $     883    $   1,039    $       2          1973          (g)
5240-5300 Valley Industrial
  Blvd S                            2,114        2,484            4          1975          (g)
6656 Wedgewood Road                   109          328            7          1989          (g)
NASHVILLE
3099 Barry Drive                    2,411        2,835           15          1995          (g)
3150 Barry Drive                    5,613        6,600           35          1993          (g)
5599 Highway 31 West                3,251        3,822           20          1995          (g)
ST. LOUIS
2337 Centerline Drive               1,480        1,719           88          1967          (g)
6951 N Hanley (c)                   2,376        2,793            5          1965          (g)
                              -------------  ---------  -------------
                                $ 298,356    $ 353,781    $   8,133
                              -------------  ---------  -------------
                              -------------  ---------  -------------

------------------------
NOTES:
(a) Collateralizes the CIGNA Loan.

(b) Collateralizes the Assumed Loans.

(c) Comprised of 2 properties.

(d) Comprised of 3 properties.

(e) See description of encumbrances in Note 4 to Notes to Financial Statements.

(f) Initial cost for each respective property is total acquisition costs associated with its purchase.

(g) Depreciation is computed based upon the following estimated lives:
    Buildings, Improvements                         31.5 to 40 years
    Tenant Improvements, Leasehold Improvements       Life of lease
    Furniture, Fixtures and equipment                   5 to 10 years

(h) At December 31, 1996, the aggregate cost of land and buildings and equipment for federal income tax purpose was approximately $326,284.

(i) These properties represent property developments that haven't been placed in service.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

    The changes in total real estate assets for three years ended December 31, 1996 are as follows:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Balance, Beginning of Year...................................................  $   96,392  $  163,168  $  209,177
Transfer of Assets Between Contributing Businesses...........................      --          --        (496,147)
Transfer of Assets Between Other Real Estate Partnerships....................      --        (135,343)     --
Disposition of Real Estate Assets............................................     (11,890)     --          --
Acquisition, Construction Costs and Improvements.............................     269,279      68,567     450,138
                                                                               ----------  ----------  ----------
Balance, End of Year.........................................................  $  353,781  $   96,392  $  163,168
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The changes in accumulated depreciation for three years ended December 31, 1996 are as follows:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Balance, Beginning of Year...................................................  $    4,852  $    4,112  $   38,015
Transfer of Assets Between Contributing Businesses...........................      --          --         (38,022)
Transfer of Assets Between Other Real Estate Partnerships....................      --          (3,352)     --
Disposition of Real Estate Assets............................................      (1,834)     --          --
Depreciation for Year........................................................       5,115       4,092       4,119
                                                                               ----------  ----------  ----------
Balance, End of Year.........................................................  $    8,133  $    4,852  $    4,112
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                             FIRST INDUSTRIAL, L.P.
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                             FIRST INDUSTRIAL,
                                                                    L.P.         LAZARUS BURMAN   FIRST INDUSTRIAL,
                                                                (HISTORICAL)       PROPERTIES            L.P.
                                                                 NOTE 2(A)         NOTE 2 (B)         PRO FORMA
                                                             ------------------  ---------------  ------------------

                                                       ASSETS

ASSETS:
  Investment in Real Estate:
    Land...................................................      $   55,425        $    20,826        $   76,251
    Buildings and Improvements.............................         291,942            118,014           409,956
    Construction in Progress...............................           6,414            --                  6,414
    Less: Accumulated Depreciation.........................          (8,133)           --                 (8,133)
                                                                   --------      ---------------        --------
      Net Investment in Real Estate........................         345,648            138,840           484,488
                                                                   --------      ---------------        --------
  Investment in Other Real Estate Partnerships.............         258,411            --                258,411
  Cash and Cash Equivalents................................           4,295            --                  4,295
  Tenant Accounts Receivable, Net..........................           1,021            --                  1,021
  Deferred Rent Receivable.................................           1,280            --                  1,280
  Interest Rate Protection Agreements, Net.................           1,723            --                  1,723
  Deferred Financing Costs, Net............................           1,140            --                  1,140
  Prepaid Expenses and Other Assets, Net...................           8,604            --                  8,604
                                                                   --------      ---------------        --------
      Total Assets.........................................      $  622,122        $   138,840        $  760,962
                                                                   --------      ---------------        --------
                                                                   --------      ---------------        --------

                                         LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Mortgage Loans Payable...................................      $   45,578        $     4,505        $   50,083
  Acquisition Facilities Payable...........................           4,400             86,476            90,876
  Promissory Notes Payable.................................           9,919            --                  9,919
  Accounts Payable and Accrued Expenses....................           8,770            --                  8,770
  Rents Received in Advance and Security Deposits..........           1,942            --                  1,942
  Distributions Payable....................................          16,281            --                 16,281
                                                                   --------      ---------------        --------
      Total Liabilities....................................          86,890             90,981           177,871
                                                                   --------      ---------------        --------
Commitments and Contingencies..............................          --                --                 --

PARTNERS' CAPITAL:
      General Partner......................................         496,169                 --           496,169
      Limited Partners.....................................          39,063             47,859            86,922
                                                                   --------      ---------------        --------
      Total Partners' Capital..............................         535,232             47,859           583,091
                                                                   --------      ---------------        --------
      Total Liabilities and Partners' Capital..............      $  622,122        $   138,840        $  760,962
                                                                   --------      ---------------        --------
                                                                   --------      ---------------        --------

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             FIRST INDUSTRIAL, L.P.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                             AGGREGATE
                                                FIRST          1996                                  LAZARUS
                                             INDUSTRIAL,    ACQUISITION                              BURMAN
                                                L.P.        PROPERTIES     PRO FORMA               PROPERTIES     PRO FORMA
                                            (HISTORICAL)    (HISTORICAL)  ADJUSTMENTS              (HISTORICAL)  ADJUSTMENTS
                                              NOTE 3(A)      NOTE 3(B)     NOTE 3(C)    SUBTOTAL    NOTE 3(D)     NOTE 3(E)
                                           ---------------  -----------  -------------  ---------  -----------  -------------
Revenues:
  Rental Income..........................     $  29,166      $  12,953     $  --        $  42,119   $  18,606     $  --
  Tenant Recoveries and Other Income.....         8,421          1,743        --           10,164       4,636        --
                                                -------     -----------  -------------  ---------  -----------  -------------
        Total Revenues...................        37,587         14,696        --           52,283      23,242        --
                                                -------     -----------  -------------  ---------  -----------  -------------
Expenses:
  Real Estate Taxes......................         6,109          2,178        --            8,287       4,767        --
  Repairs and Maintenance................         1,071            813        --            1,884       1,477        --
  Property Management....................         1,153            567        --            1,720         732        --
  Utilities..............................         1,047            273        --            1,320         959        --
  Insurance..............................           271            147        --              418         275        --
  Other..................................           284              1        --              285         457        --
  General and Administrative.............         4,014         --            --            4,014      --            --
  Interest...............................         4,685         --               306        4,991      --             6,101
  Amortization of Interest Rate
    Protection Agreements, and Deferred
    Financing Costs......................           196         --            --              196      --            --
  Depreciation and Other Amortization....         6,310         --             2,189        8,499      --             2,950
                                                -------     -----------  -------------  ---------  -----------  -------------
        Total Expenses...................        25,140          3,979         2,495       31,614       8,667         9,051
                                                -------     -----------  -------------  ---------  -----------  -------------
Income Before Gain on Sales of
 Properties, Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        12,447         10,717        (2,495)      20,669      14,575        (9,051)
Gain on Sales of Properties..............         4,344         --            --            4,344      --            --
                                                -------     -----------  -------------  ---------  -----------  -------------
Income Before Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        16,791         10,717        (2,495)      25,013      14,575        (9,051)
Equity in Income of Other Real Estate
 Partnerships............................        20,130         --            --           20,130      --            --
                                                -------     -----------  -------------  ---------  -----------  -------------
Income Before Extraordinary Item.........     $  36,921      $  10,717     $  (2,495)   $  45,143   $  14,575     $  (9,051)
                                                -------     -----------  -------------  ---------  -----------  -------------
                                                -------     -----------  -------------  ---------  -----------  -------------


                                                FIRST
                                             INDUSTRIAL,
                                                L.P.
                                              PRO FORMA
                                           ---------------
Revenues:
  Rental Income..........................     $  60,725
  Tenant Recoveries and Other Income.....        14,800
                                                -------
        Total Revenues...................        75,525
                                                -------
Expenses:
  Real Estate Taxes......................        13,054
  Repairs and Maintenance................         3,361
  Property Management....................         2,452
  Utilities..............................         2,279
  Insurance..............................           693
  Other..................................           742
  General and Administrative.............         4,014
  Interest...............................        11,092
  Amortization of Interest Rate
    Protection Agreements, and Deferred
    Financing Costs......................           196
  Depreciation and Other Amortization....        11,449
                                                -------
        Total Expenses...................        49,332
                                                -------
Income Before Gain on Sales of
 Properties, Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        26,193
Gain on Sales of Properties..............         4,344
                                                -------
Income Before Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        30,537
Equity in Income of Other Real Estate
 Partnerships............................        20,130
                                                -------
Income Before Extraordinary Item.........     $  50,667
                                                -------
                                                -------

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             FIRST INDUSTRIAL, L.P.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited pro forma balance sheet and pro forma statement of operations for First Industrial, L.P. (the "Operating Partnership") reflect the historical financial position of the Operating Partnership as of December 31, 1996, the historical operations for the year ended December 31, 1996, the acquisition of 111 properties between January 1, 1996 and December 31, 1996 (the "Aggregate 1996 Acquisition Properties") and the acquisition of 39 properties on January 31, 1997 (the "Lazarus Burman Properties"). The accompanying unaudited pro forma balance sheet and pro forma statement of operations exclude the other properties acquired between December 31, 1996 and April 29, 1997. The pro forma financial statements would not be materially different if such other properties acquired between December 31, 1996 and April 29, 1997 were included in the pro forma financial statements. The accompanying unaudited pro forma financial statements have been prepared based upon certain pro forma adjustments to the historical December 31, 1996 financial statements of the Operating Partnership. The unaudited pro forma balance sheet as of December 31, 1996 has been prepared as if the Lazarus Burman Properties had been acquired on December 31, 1996. The unaudited pro forma statement of operations for the year ended December 31, 1996 have been prepared as if the Aggregate 1996 Acquisition Properties and the Lazarus Burman Properties had been acquired on January 1, 1996 or the lease commencement date if the property was developed during 1996 and as if the 5,175,000 Operating Partnership units (the "Units") issued on February 2, 1996 (the "February 1996 Capital Contribution") and the 5,750,00 Units issued on October 25, 1996 (the "October 1996 Capital Contribution") had been issued on January 1, 1996.

2. PRO FORMA ASSUMPTIONS - BALANCE SHEET

(a) The historical balance sheet reflects the financial position of the Operating Partnership as of December 31, 1996 as reported in this Prospectus.

(b) Represents the purchase of the Lazarus Burman Properties as if the acquisition had occurred on December 31, 1996. The Lazarus Burman Properties were acquired in a purchase transaction for approximately $138.8 million which was funded with $86.4 million in cash through borrowings under the Operating Partnership's $200 million unsecured revolving credit facility (the "1996 Unsecured Acquisition Facility"), the assumption of $4.5 million of mortgage debt and the issuance of 1,595,282 Units valued in the aggregate at $47.9 million.

3. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS - STATEMENT OF OPERATIONS

(a) The historical operations reflect the income from continuing operations of the Operating Partnership for the year ended December 31, 1996 as reported in this Prospectus.

(b) Represents the operations of the Aggregate 1996 Acquisition Properties for the period January 1, 1996 through their respective acquisition dates or the lease commencement date if the property was developed.

(c) In connection with the acquisition of certain properties which are included in the Aggregate 1996 Acquisition Properties, the Operating Partnership assumed two mortgage loans totaling $9.4 million (the "Assumed Indebtedness") and also entered into a new mortgage loan in the amount of $36.8 million (the "CIGNA Loan"). The interest expense adjustment reflects interest on the Assumed Loans and the CIGNA Loan as if such indebtedness was outstanding beginning January 1, 1996. The interest expense adjustment also reflects an increase in the acquisition facility borrowings at LIBOR plus 2% for borrowings under the Operating Partnership's $150 million secured revolving credit facility or LIBOR plus 1.1% for borrowings under the 1996 Unsecured Acquisition Facility for the assumed earlier purchase of certain properties which are included in the Aggregate 1996 Acquisition Properties, offset by a reduction in interest expense related to the assumed earlier repayment of $59.4 million and $84.2 million of acquisition facility borrowings on January 1, 1996 from the proceeds of the February 1996 Capital Contribution and the October 1996 Capital Contribution, respectively.

   The depreciation and other amortization adjustment reflects the incremental depreciation and other amortization expense for the Aggregate 1996 Acquisition Properties from January 1, 1996 through their respective acquisition date.

(d) The historical operations reflect the operations of the Lazarus Burman Properties for the year ended December 31, 1996.

(e) In connection with the purchase of the Lazarus Burman Properties, the Operating Partnership assumed two mortgage loans totaling $4.5 million (the "Lazarus Burman Mortgage Loans"). The interest expense adjustment reflects interest on the Lazarus Burman Mortgage Loans as if such indebtedness was outstanding beginning January 1, 1996. The interest expense adjustment also reflects an increase in the acquisition facility borrowings at LIBOR plus 1.1% for borrowings under the Operating Partnership's 1996 Unsecured Acquisition Facility for the assumed earlier purchase of the Lazarus Burman Properties.

   The depreciation and other amortization adjustment reflects the incremental depreciation and other amortization expense for the Lazarus Burman Properties from January 1, 1996 through December 31, 1996.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    The following discussion should be read in conjunction with the historical Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    At December 31, 1996, the Operating Partnership owned 137 in-service properties containing approximately 12.7 million square feet of GLA, compared to 30 in-service properties with approximately 3.5 million square feet of GLA at December 31, 1995. During 1996, the Operating Partnership acquired 111 properties containing approximately 9.4 million square feet of GLA, completed development of two properties totaling .2 million square feet of GLA and sold six properties totaling .4 million square feet of GLA.

    Revenues increased in 1996 over 1995 by $10.1 million or 37.0% due primarily to the properties acquired after December 31, 1994. Revenues from properties owned prior to January 1, 1995 increased in 1996 over 1995 by $.5 million or 7.4% due primarily to a lease termination fee, an increase in rental rates and an increase in tenant recovery income.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, increased in 1996 over 1995 by $2.5 million or 32.9% due primarily to properties acquired after December 31, 1994. For properties owned prior to January 1, 1995, property expenses remained unchanged.

    General and administrative expense increased in 1996 over 1995 by $.2 million due primarily to the additional expenses associated with managing the Operating Partnership's growing operations (including additional professional fees relating to additional properties owned and personnel to manage and expand the Operating Partnership's business).

    Interest expense decreased from $6.6 million in 1995 to $4.7 million in 1996. The average outstanding debt balance was approximately $24.2 million lower in 1996 due to capital contributions from the general partner of the Operating Partnership that were used to pay down debt.

    Depreciation and amortization increased in 1996 over 1995 by $1.2 million due primarily to the additional depreciation and amortization related to the properties acquired after December 31, 1994.

    The $4.3 million gain on sales of properties in 1996 resulted from the sale of three properties located in Huntsville, Alabama, one property located in Detroit, Michigan, one property located in Grand Rapids, Michigan and one property located in Atlanta, Georgia. Gross proceeds for these property sales totaled approximately $15.0 million.

    Equity in income of Other Real Estate Partnerships increased in 1996 over 1995 by $12.3 million or 156.7% due primarily to four of the Other Real Estate Partnerships having a full year of operations in 1996 compared to a partial year of operations in 1995 as well as one of the Other Real Estate Partnerships incurring a loss from the disposition of an interest rate protection agreement in 1995.

    The $2.3 million extraordinary loss in 1996 represents the write-off of unamortized deferred financing costs and a prepayment fee for loans that were paid off in full and retired in 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    The results of operations for the year ended December 31, 1994 include the operations of the Contributing Businesses from January 1, 1994 through June 30, 1994 and the operations of the Operating Partnership from July 1, 1994 through December 31, 1994.

    At December 31, 1995, the Operating Partnership owned 30 in-service properties containing approximately 3.5 million square feet of GLA, compared to 50 in-service properties with approximately 4.9 million square feet of GLA at December 31, 1994. During 1995, the Operating Partnership acquired 17 properties containing approximately 2.0 million square feet of GLA. The Operating Partnership also completed the development of three properties totaling approximately .3 million square feet of GLA. In addition, the Operating Partnership also contributed 40 properties with approximately 3.7 million square feet of GLA to the Other Real Estate Partnerships.

    Revenues decreased in 1995 over 1994 by $5.0 million or 15.4% due primarily to the Contributing Businesses' properties that were contributed to the Other Real Estate Partnerships, the operating results of which are accounted for by the Operating Partnership under the equity method of accounting. Revenues from properties owned prior to January 1, 1994 remained unchanged.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, decreased in 1995 over 1994 by $.7 million or 8.3% due primarily to the Contributing Businesses' properties that were contributed to the Other Real Estate Partnerships. For properties owned prior to January 1, 1994, property expenses remained unchanged.

    General and administrative expense increased in 1995 over 1994 by $2.0 million due primarily to the additional expenses of the Company associated with being a public company and to the additional expenses associated with managing the Operating Partnership's growing operations (including additional professional fees relating to additional properties owned and personnel to manage and expand the Operating Partnership's and the Other Real Estate Partnership's business).

    Interest expense decreased from $12.6 million in 1994 to $6.6 million in 1995. The decrease results primarily from lower average debt levels in 1995.

    Depreciation and amortization decreased in 1995 over 1994 by $2.4 million due primarily to the Contributing Businesses' properties that were contributed to the Other Real Estate Partnerships of the Operating Partnership which are accounted for under the equity method of accounting.

    Equity in income of Other Real Estate Partnerships increased in 1995 over 1994 by $1.1 million or 15.9% due primarily to one of the Other Real Estate Partnerships having a full year of operations in 1995 compared to a partial year of operations in 1994 which was partially offset by a loss from the disposition of an interest rate protection agreement in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1996, the Operating Partnership's unrestricted cash and cash equivalents totaled $4.3 million.

    Net cash provided by operating activities was $18.9 million for the year ended December 31, 1996 compared to $4.2 million for the year ended December 31, 1995 and $(5.3) million for the year ended December 31, 1994. The increases are primarily due to the factors discussed in "Results of Operations" above.

    Net cash used in investing activities was $202.7 million for the year ended December 31, 1996 compared to $40.9 million and $436.1 million for the years ended December 31, 1995 and December 31, 1994, respectively. The majority of the cash used in investing activities was for acquisition of additional properties.

    Net cash provided by financing activities for the year ended December 31, 1996 increased to $181.6 million from $43.2 million for the year ended December 31, 1995, reflecting capital contributions from the general partner and proceeds from the CIGNA Loan, offset in part by increased distributions, repayment of the Construction Loans, and a net pay down on the Operating Partnership's acquisition facilities. Net cash provided by financing activities for the year ended December 31, 1995 was $43.2 million, compared to $440.4 million for the year ended December 31, 1994, reflecting primarily debt and equity transactions relating to the Company's Initial Offering in June 1994 and an increase in indebtedness due to the properties acquired subsequent to the Initial Offering.

    The ratio of earnings to fixed charges was 6.96 for the year ended December 31, 1996 compared to 2.56 for the year ended December 31, 1995 and 1.65 for the year ended December 31, 1994. The increases are primarily due to increased income from continuing operations resulting from additional properties acquired by the Operating Partnership and increased equity in income of the Other Real Estate Partnerships, as discussed in "Results of Operations" above.

    In 1996, the Operating Partnership acquired 111 industrial properties comprising approximately 9.4 million square feet of GLA for a total purchase price of approximately $237 million, completed the development of two build-to suit properties comprising approximately .2 million square feet of GLA at a cost of approximately $9.0 million and sold six properties comprising approximately
 .4 million square feet of GLA for $15 million. The acquisitions and developments were financed in part by proceeds from capital contributions from the general partner of the Operating Partnership, borrowings under the Operating Partnership's acquisition facilities and by new mortgage debt.

    The Operating Partnership has committed to the construction of two light industrial and five bulk warehouse properties totaling approximately 1.0 million square feet. The estimated total construction costs are approximately $27.4 million. These developments are expected to be funded with cash flow from operations as well as borrowings under the 1996 Unsecured Acquisition Facility.

    In 1996, the Operating Partnership paid a quarterly distribution of $.4875 per unit related to each of the first, second and third quarters. In addition, the Operating Partnership paid a fourth quarter 1996 distribution of $.505 per unit on January 20, 1997. The total distributions paid to the Operating Partnership's partners related to 1996 totaled $54.3 million.

    On February 2, 1996, the Company completed an offering of 5.175 million shares (inclusive of the underwriters' over-allotment option) of common stock at a purchase price of $22 per share. The net proceeds of $106.3 million were contributed to the Operating Partnership and used to repay outstanding borrowings totaling $59.4 million and to fund acquisitions closed subsequently in the first quarter of 1996.

    On October 25, 1996, the Company completed an offering of 5.75 million shares (inclusive of the underwriters' over-allotment option) of common stock at a purchase price of $25.50 per share. The net proceeds of $137.7 million were contributed to the Operating Partnership and used to repay outstanding borrowings totaling $84.2 million and to fund acquisitions closed in the fourth quarter of 1996.

    On March 20, 1996, the Operating Partnership entered into a $36.7 million mortgage loan (the "CIGNA Loan") that is collateralized by seven properties in Indianapolis, Indiana and three properties in Cincinnati, Ohio. The CIGNA Loan bears interest at a fixed interest rate of 7.5% and provides for monthly principal and interest payments based on a 25-year amortization schedule. The CIGNA Loan will mature on April 1, 2003. The CIGNA Loan may be prepaid only after April 30, 1999, in exchange for the greater of a 1% premium or a yield maintenance premium.

    On March 20, 1996, the Operating Partnership, assumed an approximately $6.4 million mortgage loan and an approximately $3.0 million mortgage loan (together, the "Assumed Loans") that are collateralized by 13 properties in Indianapolis, Indiana and one property in Indianapolis, Indiana, respectively. The Assumed Loans bear interest at a fixed rate of 9.25% and provide for monthly principal and interest payments based on a 16.75-year amortization schedule. The Assumed Loans will mature on January 1,

2013. The Assumed Loans may be prepaid only after December 22, 1999, in exchange for the greater of a 1% premium or a yield maintenance premium.

    In 1997, the Operating Partnership obtained investment grade ratings on its senior unsecured debt from Moody's Investors Service, Standard & Poor's, Duff & Phelps Credit Rating Co. and Fitch Investors Service, Inc.

    In December 1996, the Operating Partnership terminated its $150 million 1994 Acquisition Facility and entered into a $200 million 1996 Unsecured Acquisition Facility. Borrowings under the 1996 Unsecured Acquisition Facility will be used to finance the acquisitions and development of additional properties and for other purposes, including to obtain working capital. It is the Operating Partnership's intent to, from time to time, replace borrowings under the 1996 Unsecured Acquisition Facility with long term sources of capital as the Operating Partnership deems appropriate.

    The Operating Partnership has considered its short-term (one year or less) liquidity needs and the adequacy of its estimated cash flow from operations and other expected liquidity sources to meet these needs. The Operating Partnership believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required by the Company to maintain the Company's REIT qualification under the Internal Revenue Code. The Operating Partnership anticipates that these needs will be met with cash flows provided by operating activities.

    The Operating Partnership expects to meet long-term (greater than one year) liquidity requirements such as property acquisitions, scheduled debt maturities, major renovations, expansions and other non-recurring capital improvements through long-term unsecured indebtedness and capital contributions from the general partner of the Operating Partnership. The Operating Partnership may finance the acquisition or development of additional properties through borrowings under the 1996 Unsecured Acquisition Facility. At December 31, 1996, borrowings under the 1996 Unsecured Acquisition Facility bore interest at a weighted average interest rate of 8.25%. The borrowings under the 1996 Unsecured Acquisition Facility were converted to an interest rate of 6.6% on January 7, 1997. As of March 20, 1997, the Operating Partnership had $68.1 million available in additional borrowings under the 1996 Unsecured Acquisition Facility. While the Operating Partnership may sell properties if property or market conditions make it desirable, the Operating Partnership does not expect to sell assets in the foreseeable future to satisfy its liquidity requirements.

    In April 1997, the Operating Partnership incurred the $309.8 million Defeasance Loan, the proceeds of which were contributed to the Financing Partnership and used by it to defease (as defined by the terms of the 1994 Mortgage Loan agreement) the 1994 Mortgage Loan.

INFLATION

    For the last several years, inflation has not had a significant impact on the Operating Partnership because of the relatively low inflation rates in the Operating Partnership's markets of operation. Most of the Operating Partnership's leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within five years which may enable the Operating Partnership to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                           SELECTED FINANCIAL DATA(1)

                      (IN THOUSANDS, EXCEPT PROPERTY DATA)

                                                                                                            CONTRIBUTING
                                                                                                            BUSINESSES
                                                         FIRST INDUSTRIAL, L.P.                             (COMBINED)
                              ----------------------------------------------------------------------------  -----------
                                                                                               SIX MONTH     SIX MONTH
                                                                                                PERIOD        PERIOD
                                SIX MONTHS       SIX MONTHS     YEAR ENDED     YEAR ENDED        ENDED         ENDED
                                   ENDED           ENDED       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                               JUNE 30, 1997   JUNE 30, 1996       1996           1995           1994          1994
                              ---------------  --------------  -------------  -------------  -------------  -----------
STATEMENTS OF OPERATIONS
 DATA:
Total Revenues..............   $      40,278    $     15,203    $    37,587    $    27,442    $     9,604   $    22,816
Property Expenses...........          12,183           4,448          9,935          7,478          2,120         6,036
General and Administrative
  Expense...................           2,642           2,058          4,014          3,792          1,047           795
Interest Expense............           9,107           1,908          4,685          6,581            807        11,773
Amortization of Interest
  Rate Protection Agreements
  and Deferred Financing
  Costs.....................               8              50            196            222            187           858
Depreciation and Other
  Amortization..............           6,243           2,684          6,310          5,087          1,916         4,744
Management and Construction
  Income (Loss), Net........        --               --             --             --             --                (81)
Disposition of Interest Rate
  Protection Agreements.....           4,038         --             --             --             --            --
Gain on Sales of
  Properties................             460           4,320          4,344        --             --            --
Equity in Income of Other
  Real Estate
  Partnerships..............           8,030           9,619         20,130          7,841          6,767       --
                              ---------------  --------------  -------------  -------------  -------------  -----------
Income (Loss) Before
  Extraordinary Items.......          22,623          17,994    $    36,921    $    12,123    $    10,294   $    (1,471)
Extraordinary Gain (Loss)...          (3,428)           (821)        (2,273)       --             --             (1,449)
                              ---------------  --------------  -------------  -------------  -------------  -----------
Net Income..................   $      19,195    $     17,173    $    34,648    $    12,123    $    10,294   $    (2,920)
                              ---------------  --------------  -------------  -------------  -------------  -----------
                              ---------------  --------------  -------------  -------------  -------------  -----------
BALANCE SHEET DATA (AT END
  OF PERIOD):
Net Investment In Real
  Estate....................   $     574,680    $    215,946    $   345,648    $    91,540    $   159,056   $   556,902
Investment in Other
  Real Estate
  Partnerships..............         586,472         254,030        258,411        241,918        208,274       --
Total Assets................   $   1,212,600    $    485,881    $   622,122    $   356,060    $   375,220   $   616,767
Mortgage Loans/Acquisition
  Facilities Payable, Senior
  Unsecured Debt, Promissory
  Notes Payable and
  Construction Loans
  Payable...................   $     453,841    $     65,621    $    59,897    $    53,108    $    48,700   $   305,000
Mortgage Loans
  (Affiliated)..............        --               --             --             --             --
Total Liabilities...........         494,731          86,747         86,890         69,291         61,676       323,703
Partners' Capital/(Net
  Deficit)..................   $     717,869    $    399,134    $   535,232    $   286,769    $   313,544   $   269,326
OTHER DATA:
Cash Flows From:
  Operating Activities......   $       7,769    $      7,475    $    18,871    $     4,182    $   (10,299)  $     4,911
  Investing Activities......        (507,511)        (98,623)      (202,673)       (40,906)       (61,352)     (374,757)
  Financing Activities......         502,875          86,272        181,604         43,182         66,232       374,152
Gross Leasable Area at End
  of Period.................      18,097,958       8,208,903     12,650,986      3,488,921      4,857,281    17,393,813
Total Properties at End of
  Period....................             208              78            137             30             50           226

                               YEAR ENDED     YEAR ENDED
                              DECEMBER 31,   DECEMBER 31,
                                  1993           1992
                              -------------  -------------
STATEMENTS OF OPERATIONS
 DATA:
Total Revenues..............   $    33,237    $    31,145
Property Expenses...........         8,832          7,308
General and Administrative
  Expense...................         1,416          1,699
Interest Expense............        18,187         18,350
Amortization of Interest
  Rate Protection Agreements
  and Deferred Financing
  Costs.....................           997          1,644
Depreciation and Other
  Amortization..............         7,105          6,328
Management and Construction
  Income (Loss), Net........           (99)           136
Disposition of Interest Rate
  Protection Agreements.....       --             --
Gain on Sales of
  Properties................       --             --
Equity in Income of Other
  Real Estate
  Partnerships..............       --             --
                              -------------  -------------
Income (Loss) Before
  Extraordinary Items.......   $    (3,399)   $    (4,048)
Extraordinary Gain (Loss)...       --               2,340
                              -------------  -------------
Net Income..................   $    (3,399)   $    (1,708)
                              -------------  -------------
                              -------------  -------------
BALANCE SHEET DATA (AT END
  OF PERIOD):
Net Investment In Real
  Estate....................   $   171,162    $   160,735
Investment in Other
  Real Estate
  Partnerships..............       --             --
Total Assets................   $   189,789    $   175,693
Mortgage Loans/Acquisition
  Facilities Payable, Senior
  Unsecured Debt, Promissory
  Notes Payable and
  Construction Loans
  Payable...................   $   179,568    $   168,559
Mortgage Loans
  (Affiliated)..............         7,624          7,951
Total Liabilities...........       227,553        208,569
Partners' Capital/(Net
  Deficit)..................   $   (37,764)   $   (32,876)
OTHER DATA:
Cash Flows From:
  Operating Activities......   $     8,700    $     1,877
  Investing Activities......       (17,124)        (2,317)
  Financing Activities......         9,093          1,250
Gross Leasable Area at End
  of Period.................     6,376,349      5,883,730
Total Properties at End of
  Period....................           124            118

------------------------
(1) The selected financial data includes the combined statements of the Contributing Businesses for the period prior to July 1, 1994 and the financial statements of First Industrial, L.P., for the periods after June 30, 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of the Other
  Real Estate Partnerships

    We have audited the combined financial statements of the Other Real Estate Partnerships as listed on page F-1 of this Prospectus. These financial statements are the responsibility of the Other Real Estate Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Other Real Estate Partnerships as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period July 1, 1994 through December 31, 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 12, 1997

                         OTHER REAL ESTATE PARTNERSHIPS
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Assets:
  Investment in Real Estate:
    Land.............................................................................   $   97,965    $   94,974
    Buildings and Improvements.......................................................      588,993       564,488
    Furniture, Fixtures and Equipment................................................        1,662         1,662
    Construction in Progress.........................................................        8,389        --
    Less: Accumulated Depreciation...................................................      (83,324)      (63,897)
                                                                                       ------------  ------------
      Net Investment in Real Estate..................................................      613,685       597,227

  Cash and Cash Equivalents..........................................................        3,314         1,880
  Restricted Cash....................................................................       11,837         9,175
  Tenant Accounts Receivable, Net....................................................        3,637         2,028
  Deferred Rent Receivable...........................................................        7,010         7,000
  Interest Rate Protection Agreements, Net...........................................        6,653         7,865
  Deferred Financing Costs, Net......................................................        6,302         7,153
  Prepaid Expenses and Other Assets, Net.............................................        9,849        10,837
                                                                                       ------------  ------------
      Total Assets...................................................................   $  662,287    $  643,165
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Mortgage Loans Payable.............................................................   $  346,504    $  346,850
  Accounts Payable and Accrued Expenses..............................................        9,144         7,084
  Rents Received in Advance and Security Deposits....................................        4,182         3,630
                                                                                       ------------  ------------
      Total Liabilities..............................................................      359,830       357,564
                                                                                       ------------  ------------

Commitments and Contingencies........................................................       --            --

Partners' Capital....................................................................      302,457       285,601
                                                                                       ------------  ------------
      Total Liabilities and Partners' Capital........................................   $  662,287    $  643,165
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS
                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                                     SIX MONTHS
                                                                         YEAR ENDED    YEAR ENDED      ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
Revenues:
  Rental Income.......................................................   $   79,947    $   61,428    $   29,152
  Tenant Recoveries and Other Income..................................       22,375        17,604         7,801
                                                                        ------------  ------------  ------------
    Total Revenues....................................................      102,322        79,032        36,953
                                                                        ------------  ------------  ------------
Expenses:
  Real Estate Taxes...................................................       17,261        12,135         5,924
  Repairs and Maintenance.............................................        4,337         3,024         1,369
  Property Management.................................................        3,558         2,635         1,162
  Utilities...........................................................        2,535         1,825           740
  Insurance...........................................................          605           624           304
  Other...............................................................          637           581           234
  Interest............................................................       24,268        22,010         9,781
  Amortization of Interest Rate Protection Agreements and Deferred
    Financing Costs...................................................        3,090         4,216         2,717
  Depreciation and Other Amortization.................................       21,737        17,177         7,886
  Disposition of Interest Rate Protection Agreement...................       --             6,410        --
                                                                        ------------  ------------  ------------
    Total Expenses....................................................       78,028        70,637        30,117
                                                                        ------------  ------------  ------------
Net Income............................................................   $   24,294    $    8,395    $    6,836
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS
              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                                                         TOTAL
                                                                                                      ------------
Balance at June 30, 1994............................................................................  $    --
Contributions.......................................................................................       209,270
Distributions.......................................................................................        (5,200)
Net Income..........................................................................................         6,836
                                                                                                      ------------
Balance at December 31, 1994........................................................................       210,906
                                                                                                      ------------
Contributions.......................................................................................       100,468
Distributions.......................................................................................       (34,168)
Net Income..........................................................................................         8,395
                                                                                                      ------------
Balance at December 31, 1995........................................................................       285,601
                                                                                                      ------------
Contributions.......................................................................................        25,874
Distributions.......................................................................................       (33,312)
Net Income..........................................................................................        24,294
                                                                                                      ------------
Balance at December 31, 1996........................................................................  $    302,457
                                                                                                      ------------
                                                                                                      ------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS
                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                            SIX MONTHS
                                                                               YEAR ENDED    YEAR ENDED        ENDED
                                                                              DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                                  1996          1995           1994
                                                                              ------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................................   $   24,294     $   8,395      $   6,836
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities:
  Depreciation..............................................................       19,427        15,232          7,174
  Amortization of Interest Rate Protection Agreements and Deferred Financing
    Costs...................................................................        3,090         4,216          2,717
  Other Amortization........................................................        2,310         1,945            712
  Provision for Bad Debts...................................................           65           194            120
  Loss from Disposition of Interest Rate Protection Agreement...............       --             6,410         --
  Increase in Accounts Receivable and Other Assets..........................       (2,956)       (3,339)        (5,818)
  Decrease (Increase) in Deferred Rent Receivable...........................          308          (978)          (665)
  Increase (Decrease) in Accounts Payable, Accrued Expenses, Rents Received
    in Advance and Security Deposits........................................        2,424        (2,931)       (14,614)
  Increase in Organization Costs............................................          (37)          (27)        --
  (Increase) Decrease in Restricted Cash....................................       (4,275)          546        (12,155)
                                                                              ------------  -------------  -------------
Net Cash Provided by (Used in) Operating Activities.........................       44,650        29,663        (15,693)
                                                                              ------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of and Additions to Investment in Real Estate....................      (35,697)      (19,341)      (235,076)
  Decrease (Increase) in Restricted Cash....................................        1,613         3,749           (927)
                                                                              ------------  -------------  -------------
Net Cash Used in Investing Activities.......................................      (34,084)      (15,592)      (236,003)
                                                                              ------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions.............................................................       25,556        47,915        236,645
  Distributions.............................................................      (33,312)      (34,168)        (5,200)
  Proceeds from Mortgage Loans Payable......................................       --            46,850        300,000
  Repayments on Mortgage Loans Payable......................................         (346)       --           (241,672)
  Repayments on Acquisition Facility Payable................................       --           (81,450)        --
  Cost of Debt Issuance and Interest Rate Protection Agreements.............       (1,030)         (289)       (29,126)
                                                                              ------------  -------------  -------------
Net Cash (Used in) Provided by Financing Activities.........................       (9,132)      (21,142)       260,647
                                                                              ------------  -------------  -------------
Net Increase (Decrease) in Cash and Cash Equivalents........................        1,434        (7,071)         8,951
Cash and Cash Equivalents, Beginning of Period..............................        1,880         8,951         --
                                                                              ------------  -------------  -------------
Cash and Cash Equivalents, End of Period....................................   $    3,314     $   1,880      $   8,951
                                                                              ------------  -------------  -------------
                                                                              ------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND FORMATION

    First Industrial, L.P. (the "Operating Partnership") was organized as a limited partnership in the state of Delaware on November 23, 1993. The sole general partner is First Industrial Realty Trust, Inc. (the "Company") with an approximate 92.4% ownership interest at December 31, 1996. The limited partners owned approximately a 7.6% aggregate ownership interest at December 31, 1996. The Company is a real estate investment trust (REIT) as defined in the Internal Revenue Code. The Company's operations are conducted primarily through the Operating Partnership. As of December 31, 1996, the Operating Partnership directly owned 137 in-service properties, containing an aggregate of approximately 12.7 million square feet (unaudited) of gross leasable area ("GLA"), as well as a 99% limited partnership interest (subject in one case as described below to a preferred limited partnership interest) in First Industrial Financing Partnership, L.P. (the "Financing Partnership"), First Industrial Securities, L.P. (the "Securities Partnership"), First Industrial Mortgage Partnership, L.P. (the "Mortgage Partnership"), First Industrial Pennsylvania Partnership, L.P. (the "Pennsylvania Partnership"), First Industrial Harrisburg, L.P. (the "Harrisburg Partnership"), First Industrial Indianapolis, L.P. (the "Indianapolis Partnership") and First Industrial Development Services Group, L.P. (together, the "Other Real Estate Partnerships"). On a combined basis, as of December 31, 1996, the Other Real Estate Partnerships owned 242 in-service properties containing an aggregate of approximately 20.0 million square feet (unaudited) of GLA. Of the 242 properties owned by the Other Real Estate Partnerships, 195 were owned by the Financing Partnership, 19 were owned by the Securities Partnership, 23 were owned by the Mortgage Partnership, one was owned by the Pennsylvania Partnership, three were owned by the Harrisburg Partnership and one was owned by the Indianapolis Partnership.

    The general partners of the Other Real Estate Partnerships are separate corporations, each with a one percent general partnership interest. Each general partner of the Other Real Estate Partnerships is a wholly-owned subsidiary of the Company. The general partner of the Securities Partnership, First Industrial Securities Corporation, also owns a preferred limited partnership interest which entitles it to receive a fixed quarterly distribution, and results in it being allocated income in the same amount, equal to the fixed quarterly dividend the Company pays on its 9.5% Series A Preferred Stock.

    Profits, losses and distributions of the Other Real Estate Partnerships are allocated to the general partners and the limited partner in accordance with the provisions contained within the partnership agreement of each of the Other Real Estate Partnerships.

2. BASIS OF PRESENTATION

    The Combined Balance Sheets as of December 31, 1996 and 1995 and the Combined Statements of Operations, Changes in Partners Capital and Cash Flows for the years ended December 31, 1996 and 1995 and for the six months ended December 31, 1994 reflect the operations, capital, and cash flows of the Other Real Estate Partnerships on a combined basis.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    In order to conform with generally accepted accounting principles, management, in preparation of the Other Real Estate Partnerships' financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 31, 1996 and 1995, and the reported amounts of revenues and expenses for the years ended

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1996 and 1995 and the six months ended December 31, 1994. Actual results could differ from those estimates.

    REVENUE RECOGNITION:

    Rental income is recognized on a straight-line method under which contractual rent increases are recognized evenly over the lease term. Tenant recovery income includes payments from tenants for taxes, insurance and other property operating expenses and is recognized as revenues in the same period the related expenses are incurred by the Other Real Estate Partnerships.

    The Other Real Estate Partnerships provide an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the combined balance sheets are shown net of an allowance for doubtful accounts of $379 and $314 as of December 31, 1996 and December 31, 1995, respectively.

    INVESTMENT IN REAL ESTATE AND DEPRECIATION:

    Effective January 1, 1995, the Other Real Estate Partnerships adopted Financial Accounting Standards Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Real estate assets are carried at the lower of depreciated cost or fair value as determined by the Other Real Estate Partnerships. The Other Real Estate Partnerships review their properties on a quarterly basis for impairment and provide a provision if impairments are determined. First, to determine if impairment may exist, the Other Real Estate Partnerships review their properties and identify those which have had either an event of change or event of circumstances warranting further assessment of recoverability. Then, the Other Real Estate Partnerships estimate the fair value of those properties on an individual basis by capitalizing the expected net operating income and discounting the expected cash flows of the properties. Such amounts are then compared to the property's depreciated cost to determine whether an impairment exists.

    Interest expense, real estate taxes and other directly related expenses incurred during construction periods are capitalized and depreciated commencing with the date placed in service, on the same basis as the related assets. Depreciation expense is computed using the straight-line method based on the following useful lives:

                                                                                      YEARS
                                                                                   -----------
Buildings and Improvements.......................................................  31.5 to 40
Land Improvements................................................................  15
Furniture, Fixtures and Equipment................................................  5 to 10

    Construction expenditures for tenant improvements and leasing commissions are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred. Expenditures for improvements are capitalized.

    When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss.

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS:

    Cash and Cash Equivalents include all cash and liquid investments with an initial maturity of three months or less. The carrying amount approximates fair value due to the short maturity of these investments.

    INCOME TAXES:

    In accordance with partnership taxation, each of the partners are responsible for reporting their shares of taxable income or loss. Accordingly, no provision has been made in the accompanying combined financial statements for federal, state or local income taxes.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Other Real Estate Partnerships' financial instruments include short-term investments, tenant accounts receivable, accounts payable, other accrued expenses and mortgage loans payable. The fair values of these financial instruments were not materially different from their carrying or contract values. The Other Real Estate Partnerships' financial instruments also include interest rate protection agreements (see Note 4).

    DERIVATIVE FINANCIAL INSTRUMENTS:

    The Other Real Estate Partnerships' interest rate protection agreements (the "Agreements") are used to limit the interest rate on the 1994 Mortgage Loan (hereinafter defined) to 7.2%. As such, receipts resulting from the Agreements are recognized as adjustments to interest expense. The credit risks associated with the Agreements are controlled through the evaluation and monitoring of the creditworthiness of the counterparty. In the event that the counterparty fails to meet the terms of the Agreements, the Financing Partnership's exposure is limited to the current value of the interest rate differential, not the notional amount, and the Financing Partnership's carrying value of the Agreements on the balance sheet. The Agreements have been executed with a creditworthy financial institution. As such, the Other Real Estate Partnerships consider the risk of nonperformance to be remote. In the event that the Financing Partnership terminates the Agreements, the Financing Partnership would recognize a gain
(loss) from the disposition of the Agreements equal to the amount of cash received or paid at termination less the carrying value of the Agreements on the Financing Partnership's balance sheet.

    DEFERRED FINANCING COSTS:

    Deferred financing costs include fees and costs incurred to obtain long-term financing. These fees and costs are being amortized over the terms of the respective loans. Accumulated amortization of deferred financing costs was $4,517 and $2,636 at December 31, 1996 and 1995, respectively.

4. MORTGAGE LOANS

    On June 30, 1994, the Financing Partnership borrowed $300,000 under a mortgage loan (the "1994 Mortgage Loan"). The 1994 Mortgage Loan is cross-collateralized by, among other things, first mortgage liens on the 195 properties owned by the Financing Partnership. The 1994 Mortgage Loan will mature on June 30, 1999, unless extended by the Financing Partnership, subject to certain conditions, for an

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE LOANS (CONTINUED)
additional two-year period, thereby maturing on June 30, 2001. The Operating Partnership has guaranteed certain obligations of the Financing Partnership under the 1994 Mortgage Loan. The 1994 Mortgage Loan provides for interest only payments which have been effectively limited to 7.2% through June 30, 1999 by certain interest rate protection agreements. Interest payable related to the 1994 Mortgage Loan was $1,750 and $1,905 at December 31, 1996 and 1995, respectively. Payments to the Financing Partnership under the interest rate protection agreements during 1996, 1995 and 1994 totaled $0, $584 and $51, respectively, which have been included as a component of interest expense.

    In conjunction with obtaining the 1994 Mortgage Loan, the Financing Partnership purchased an interest rate protection agreement which effectively limited the interest rate during the initial five-year term of the 1994 Mortgage Loan to 7.2% per annum. Prior to the subsequent replacement of this interest rate protection agreement, its cost of $18,450 had been capitalized and was being amortized over the five-year term of the agreement.

    Effective July 1, 1995, the Financing Partnership replaced such interest rate protection agreement with new interest rate protection agreements with a notional value of $300,000, which effectively limit the annual interest rate on the 1994 Mortgage Loan to 7.2% through June 30, 1999. As a result of the replacement of the interest rate protection agreement, the Financing Partnership incurred a one-time loss of $6,410, of which $6,288 represents the difference between the unamortized cost of the replaced interest rate protection agreement and the cost of the new agreements. The costs of the new interest rate protection agreements have been capitalized and are being amortized over the respective terms of the agreements. Under the terms of the new interest rate protection agreements, certain collateral may be required to be set aside for amounts that could become due under the agreements. Accumulated amortization on the interest rate protection agreements was $1,819 and $607 as of December 31, 1996 and 1995, respectively.

    At December 31, 1996, the fair market value of the interest rate protection agreements was approximately $3,900. The fair market value was determined by a third party evaluation and is based on estimated discounted future cash flows.

    Under the terms of the 1994 Mortgage Loan, certain cash reserves are required to be and have been set aside for payment of tenant improvements, capital expenditures, interest, real estate taxes, insurance and potential environmental costs. The amount of cash reserves for payment of potential environmental costs was determined by the lender and was established at the closing of the 1994 Mortgage Loan. The amounts included in the cash reserves relating to payments of tenant improvements, capital expenditures, interest, real estate taxes and insurance were determined by the lender and approximate the next periodic payment of such items. At December 31, 1996 and 1995, these reserves totaled $10,223 and $8,787, respectively, and are included in Restricted Cash. Such cash reserves were invested in a money market fund at December 31, 1996. The maturity of these investments is one day; accordingly, cost approximates fair market value.

    On December 29, 1995, the Mortgage Partnership borrowed $40,200 under a mortgage loan (the "1995 Mortgage Loan"). In the first quarter of 1996, the Mortgage Partnership made a one time paydown of $200 on the 1995 Mortgage Loan decreasing the outstanding balance to $40,000. The 1995 Mortgage Loan matures on January 11, 2026 and provides for interest only payments through January 11, 1998, after which monthly principal and interest payments are required based on a 28-year amortization schedule. The

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE LOANS (CONTINUED)
interest rate under the 1995 Mortgage Loan is fixed at 7.22% per annum through January 11, 2003. After January 11, 2003, the interest rate adjusts through a predetermined formula based on the applicable Treasury rate. Interest payable related to the 1995 Mortgage Loan was $168 and $24 at December 31, 1996 and 1995, respectively. The 1995 Mortgage Loan is collateralized by 23 properties held by the Mortgage Partnership.

    Under the terms of the 1995 Mortgage Loan, certain cash reserves are required to be and have been set aside for payments of security deposits, capital expenditures, interest, real estate taxes and insurance. The amount of cash reserves segregated for security deposits is adjusted as tenants turn over. The amounts included in the cash reserves relating to payments of capital expenditures, interest, real estate taxes and insurance were determined by the lender and approximate the next periodic payment of such items. At December 31, 1996 and 1995, these reserves totaled $1,614 and $388, respectively, and are included in Restricted Cash. Such cash reserves were invested in a money market fund at December 31, 1996. The maturity of these investments is one day; accordingly, cost approximates fair market value.

    On December 14, 1995, the Harrisburg Partnership entered into a $6,650 mortgage loan (the "Harrisburg Mortgage Loan") that is collateralized by three properties in Harrisburg, Pennsylvania. The Harrisburg Mortgage Loan bears interest at a rate based on LIBOR plus 1.5% or prime plus 2.25%, at the Company's option, and provides for interest only payments through May 31, 1996, with monthly principal and interest payments required subsequently based on a 26.5-year amortization schedule. At December 31, 1996, the interest rate was 6.875%. The Harrisburg Mortgage Loan will mature on December 15, 2000. The outstanding mortgage loan balance at December 31, 1996 and 1995 was approximately $6,504 and $6,650, respectively. Interest payable related to the Harrisburg Mortgage Loan was $39 and $0 at December 31, 1996 and 1995, respectively.

    The following is a schedule of mortgage principal payments and maturities of the mortgage loans for the next five years ending December 31, and thereafter:

                                                                                      AMOUNT
                                                                                    ----------
1997                                                                                $      251
1998                                                                                       686
1999                                                                                   300,760
2000                                                                                     6,298
2001                                                                                       566
Thereafter                                                                              37,943
                                                                                    ----------
Total                                                                               $  346,504
                                                                                    ----------
                                                                                    ----------

    The 1994 Mortgage Loan matures in 1999 but may be extended at the Financing Partnership's option, subject to certain conditions, for an additional two years, thereby maturing on June 30, 2001.

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

5. FUTURE RENTAL REVENUES

    The Other Real Estate Partnerships' properties are leased to tenants under net and semi-net operating leases. Minimum lease payments receivable, excluding tenant reimbursements of expenses, under noncancelable operating leases in effect as of December 31, 1996 are approximately as follows:

1997                                                                $  79,638
1998                                                                   67,685
1999                                                                   53,070
2000                                                                   39,469
2001                                                                   24,893
Thereafter                                                             62,247
                                                                    ---------
  Total                                                             $ 327,002
                                                                    ---------
                                                                    ---------

6. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                                                          SIX MONTHS
                                                                              YEAR ENDED    YEAR ENDED      ENDED
                                                                             DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                                 1996          1995          1994
                                                                             ------------  ------------  ------------
  Interest paid, net of capitalized interest...............................   $   24,240    $   21,993    $    7,920
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
  Interest capitalized.....................................................   $        0    $       58    $       30
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
Supplemental schedule of noncash investing and financing activities:
  Sale of interest rate protection agreement...............................   $   --        $    8,472    $   --
  Purchase of interest rate protection agreements..........................       --            (8,472)       --
                                                                             ------------  ------------  ------------
                                                                              $   --        $   --        $   --
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
     In conjunction with the property acquisitions, the following assets, liabilities and capital were assumed:
  Purchase of real estate, net.............................................   $   --        $  131,897    $  496,147
  Deferred rent receivable.................................................          318           387        --
  Restricted cash..........................................................       --               388        --
  Deferred financing costs.................................................       --               854        --
  Other assets.............................................................       --               993        --
  Accounts receivable......................................................       --            --             3,276
  Accounts payable and accrued expenses....................................       --              (513)      (29,949)
  Mortgage loans...........................................................       --            --          (241,672)
  Acquisition facilities payable...........................................       --           (81,450)       --
  Limited partnership interest.............................................         (318)      (52,556)       --
                                                                             ------------  ------------  ------------
  Acquisition of Real Estate...............................................   $   --        $   --        $  227,802
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------

    On June 30, 1994, the Other Real Estate Partnerships received the following non-cash contributions:

Acquisition of interest in properties, net..................                             $ (34,436)
Deferred rent receivable....................................                                 4,743
Other assets, net...........................................                                 2,318
Contributions other, net....................................                                27,375
                                                                                        -----------
                                                                                         $  --
                                                                                        -----------
                                                                                        -----------

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

7. COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Other Real Estate Partnerships are involved in legal actions arising from the ownership of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the combined financial position, operations or liquidity of the Other Real Estate Partnerships.

    Sixteen properties have leases granting the tenants options to purchase the property. Such options are exercisable at various times and at appraised fair market value or at a fixed purchase price generally in excess of the Other Real Estate Partnerships' purchase price. The Other Real Estate Partnerships have not received notice for the exercise of any tenant purchase options.

8. SUBSEQUENT EVENTS (UNAUDITED)

    On March 17, 1997, the Pennsylvania Partnership purchased a 312,500 square foot bulk warehouse in York, Pennsylvania for approximately $8.4 million.

    On March 24, 1997, the Pennsylvania Partnership purchased a 162,500 square foot light industrial warehouse in Mechanicsburg, Pennsylvania for approximately $3.4 million.

    On April 4, 1997, the Operating Partnership borrowed $309.8 million from an institutional lender (the "Defeasance Loan"). The Defeasance Loan is unsecured, bears interest at LIBOR plus 1% and matures July 1, 1999, unless extended by the Operating Partnership, subject to certain conditions, for an additional two-year period, thereby maturing July 1, 2001. The gross proceeds from the Defeasance Loan were contributed to the Financing Partnership which used the gross proceeds to defease (as defined by the terms of the 1994 Mortgage Loan agreement) the 1994 Mortgage Loan.

                         OTHER REAL ESTATE PARTNERSHIPS

                            SELECTED FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PROPERTY DATA)

                                                                             OTHER REAL ESTATE PARTNERSHIPS
                                                                        ----------------------------------------
                                                                                                     SIX MONTH
                                                                                                       PERIOD
                                                                         YEAR ENDED    YEAR ENDED      ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Total Revenues........................................................   $  102,322    $   79,032    $   36,953
Property Expenses.....................................................       28,933        20,824         9,733
Interest Expense......................................................       24,268        22,010         9,781
Amortization of Interest Rate Protection Agreements and Deferred
 Financing Costs......................................................        3,090         4,216         2,717
Depreciation and Other Amortization...................................       21,737        17,177         7,886
Disposition of Interest Rate Protection Agreement.....................       --             6,410        --
                                                                        ------------  ------------  ------------
Net Income............................................................   $   24,294    $    8,395    $    6,836
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
BALANCE SHEET DATA (AT END OF PERIOD):
Net Investment in Real Estate.........................................   $  613,685    $  597,227    $  461,238
Total Assets..........................................................      662,287       643,165       524,042
Mortgage Loans Payable................................................      346,504       346,850       300,000
Total Liabilities.....................................................      359,830       357,564       313,136
Partners' Capital.....................................................   $  302,457    $  285,601    $  210,906

OTHER DATA:
Cash Flows From:
  Operating Activities................................................   $   44,650    $   29,663    $  (15,693)
  Investing Activities................................................      (34,084)      (15,592)     (236,003)
  Financing Activities................................................       (9,132)      (21,142)      260,647
Gross Leasable Area at End of Period..................................   20,049,083    19,073,834    14,312.040
Total Properties at End of Period.....................................          242           241           196